     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2005

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TENNECO AUTOMOTIVE INC.
                   TENNECO AUTOMOTIVE OPERATING COMPANY INC.
                            CLEVITE INDUSTRIES INC.
                              THE PULLMAN COMPANY
                          TENNECO GLOBAL HOLDINGS INC.
                      TENNECO INTERNATIONAL HOLDING CORP.
                                 TMC TEXAS INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3714                                  76-0515284
                DELAWARE                                   3714                                  74-1933558
                DELAWARE                                   3714                                  22-2940561
                DELAWARE                                   3714                                  02-0359911
                DELAWARE                                   3714                                  76-0450674
                DELAWARE                                   3714                                  74-2067082
                DELAWARE                                   3714                                  76-0523810
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                  Identification No.)

                             ---------------------
                             500 NORTH FIELD DRIVE
                          LAKE FOREST, ILLINOIS 60045
                                 (847) 482-5000
                  (Address, Including Zip Code, and Telephone
                  Number, Including Area Code, of Registrants'
                          Principal Executive Offices)

                     TIMOTHY R. DONOVAN                                                COPY TO:
        EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL                             JODI A. SIMALA, ESQ.
                   500 NORTH FIELD DRIVE                                     MAYER, BROWN, ROWE & MAW LLP
                LAKE FOREST, ILLINOIS 60045                                    190 SOUTH LASALLE STREET
                       (847) 482-5000                                        CHICAGO, ILLINOIS 60603-3441
            (Name, Address, including Zip Code,                                     (312) 782-0600
            and Telephone Number, Including Area
           Code, of Agent for Service of Process)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                             AMOUNTS TO BE   OFFERING PRICE   AGGREGATE OFFERING    AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED       PER SHARE          PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
8 5/8% Senior Subordinated Notes due 2014...................  $500,000,000        100%          $500,000,000         $58,850
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of 8 5/8% Senior Subordinated Notes due 2014.....  $500,000,000         (2)               (2)              None
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) No further fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON ANY DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We are not offering to sell, or asking you to buy, any securities. We will not make any offer to sell these securities or accept any offer to buy them until we have delivered this prospectus in its final form. We also will not sell these securities in any jurisdiction where it would be illegal to offer to sell them, or solicit purchasers, prior to registering or qualifying them under that jurisdiction's securities law.

      PRELIMINARY PROSPECTUS -- SUBJECT TO COMPLETION, DATED APRIL 1, 2005

(TENNECO AUTOMOTIVE LOGO)
                            TENNECO AUTOMOTIVE INC.

                               OFFER TO EXCHANGE

                ALL OUTSTANDING $500,000,000 PRINCIPAL AMOUNT OF
       8 5/8% SENIOR SUBORDINATED NOTES DUE 2014 ISSUED NOVEMBER 19, 2004
                      FOR $500,000,000 PRINCIPAL AMOUNT OF
 8 5/8% SENIOR SUBORDINATED NOTES DUE 2014 WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933

PRINCIPAL TERMS OF THE EXCHANGE OFFER:

- We will exchange all old 8 5/8% senior subordinated notes due 2014 that were issued on November 19, 2004 in a private offering that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

- The exchange offer expires at 5:00 p.m., New York City time, on           ,
  2005, unless we extend the offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

- The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency.

PRINCIPAL TERMS OF THE EXCHANGE NOTES:

- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradeable by persons who are not affiliated with us and will not have registration rights.

- No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

- The exchange notes will be jointly and severally guaranteed by all of our domestic subsidiaries that guarantee the old notes.

- The exchange notes and the guarantees thereof will rank:

   - equal in right of payment with all of our and our subsidiary guarantors' other existing and future senior subordinated debt; and

   - junior in right of payment to all of our and our subsidiary guarantors' existing and future senior debt.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 19 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This date of this prospectus is           , 2005.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     1
Risk Factors................................................    19
Forward-Looking Statements..................................    32
Use of Proceeds.............................................    33
Capitalization..............................................    34
Selected Historical Consolidated Financial Data.............    35
Management..................................................    38
Security Ownership of Certain Other Beneficial Owners and
   Management...............................................    43
Description of Indebtedness and Other Obligations...........    45
The Exchange Offer..........................................    55
Description of the Notes....................................    65
Registration Rights.........................................   106
Book-entry; Delivery and Form...............................   107
Certain United States Federal Income Tax Considerations.....   109
Plan of Distribution........................................   112
Legal Matters...............................................   113
Experts.....................................................   113
Where You Can Find More Information.........................   113
Incorporation by Reference..................................   114
Unaudited Pro Forma Consolidated Financial Statement........  PF-1

     Tenneco Automotive Inc. is a Delaware corporation. Our principal executive offices are located at 500 North Field Drive, Lake Forest, Illinois 60045 and our telephone number at that address is (847) 482-5000. Our web site is located at http://www.tenneco-automotive.com. The information on our web site is not part of this prospectus.

                         ------------------------------

     Monroe(R), Rancho(R), Fric Rot(TM), Walker(R), Gillet(TM), Quiet-Flow(R), TruFit(R), Aluminox(TM), Walker Perfection(R), Mega-Flow(R), DynoMax(R), Sensa-Trac(R), SafeTech(TM), Monroe Reflex(R), Thrush(R) and Impact Sensor(TM) are some of our primary trademarks. EVA(R) is a registered trademark of Stern Stewart & Co. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                         ------------------------------

     Industry and market data and other statistical information used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources described above. While we believe internal company survey data are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                         ------------------------------

     This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference." This information, excluding exhibits to the information unless the exhibits are specifically incorporated by reference into the information, is available without charge to any holder or beneficial owner of old notes upon written or oral request to Timothy R. Donovan, Executive Vice President and General Counsel and Managing Director--Asia Pacific and Director, Tenneco Automotive Inc., 500 North Field Drive, Lake Forest, Illinois 60045, telephone number (847) 482-5000. To obtain timely delivery of this information, you must request this information no later than five (5) business days before the expiration of the exchange
offer. Therefore, you must request information on or before           , 2005.

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your decision of whether to participate in the exchange offer. To understand all of the terms of this exchange offer and for a more complete understanding of our business, you should carefully read this entire prospectus, particularly the section entitled "Risk Factors," and the documents incorporated by reference in this prospectus. In this prospectus, except as set forth under "Description of the Notes" and "Certain United States Federal Tax Considerations," the words "we," "our" and "us" refer to Tenneco Automotive Inc. and its subsidiaries. In this prospectus, we use the term old notes to refer to the $500 million 8 5/8% Senior Subordinated Notes due 2014 that were issued on November 19, 2004 in a private offering. The term exchange notes refers to the 8 5/8% Senior Subordinated Notes due 2014 offered in the exchange offer described in this prospectus, and we use the term notes to refer to the old notes and the exchange notes, collectively. Some of the statements contained in this "Summary" are forward-looking statements. See "Forward-Looking Statements."

                                  THE COMPANY

     Tenneco Automotive Inc. is one of the world's largest producers of automotive emission control and ride control products and systems. We serve both original equipment vehicle manufacturers (which we refer to as OEMs) and the repair and replacement markets (which we refer to as the aftermarket) worldwide, with leading emission control brands such as Walker(R), Gillet(TM) and Fonos(TM) and leading ride control brands including Monroe(R), Rancho(R), Clevite(R) Elastomers and Fric Rot(TM). For the year ended December 31, 2004, we generated net sales of $4,213 million and EBITDA (See "-- Summary Historical Consolidated Financial Data") of $348 million.

     We design, engineer, manufacture and market individual components for vehicles as well as groups of components that are combined as modules or systems within vehicles. We sell these parts, modules and systems globally to most leading OEMs and throughout all aftermarket distribution channels. We operate 71 manufacturing plants and 13 engineering and technical centers around the world, and sell and distribute our products to customers located in more than 100 countries. For 2004, we generated approximately 53 percent of our net sales outside of North America, including in expanding markets such as China and Eastern Europe.

     We manufacture and sell emission control components, such as mufflers, catalytic converter shells, fabricated manifolds, pipes, exhaust heat exchangers, diesel particulate filters and complete exhaust systems. These products play a critical role in reducing the level of pollutants in engine emission and managing engine exhaust noise. Emission control products accounted for 63 percent of our net sales for 2004. We also manufacture and sell ride control products, such as shock absorbers, struts, vibration control components and suspension systems. These products are designed to function as safety components for vehicles, provide a comfortable ride and improve vehicle stability and handling. Ride control products accounted for 37 percent of our net sales for 2004.

     In the original equipment (which we refer to as OE) market, we serve a global customer base of more than 30 different OEMs that includes General Motors (which we refer to as GM), Ford Motor Co. (which we refer to as Ford), Volkswagen, DaimlerChrysler, PSA Peugeot Citroen, Nissan, Toyota and Honda. The OE business accounted for 76 percent of our net sales in 2004. We believe our sales across our OEM customer base are diversified for our industry, with our largest customers, GM, Ford, Volkswagon and DaimlerChrysler representing approximately 18 percent, 12 percent, 11 percent and 8 percent, respectively, of our net sales in 2004.

     Our aftermarket customers include the entire aftermarket distribution chain: full-line and specialty warehouse distributors, retailers, jobbers (traditional parts stores that sell to installers), installer chains and car dealers. The aftermarket business contributed 24 percent of our net sales in 2004. Our largest aftermarket customers in 2004 were NAPA, TEMOT Autoteile, Advance Auto Parts, ADI (Automotive Distribution International), O'Reilly Automotive, Pep Boys, Uni-Select, and Kwik-Fit Europe. We believe we have a balanced mix of aftermarket customers, with our top three aftermarket customers accounting for a total of approximately 19 percent, and our top ten aftermarket customers accounting for a total of approximately 34 percent, of our total 2004 aftermarket net sales.

     We are intensely focused on advanced technology and continue to be recognized for our technological developments and ability to deliver them to the market. For example, our Semi-Active Muffler, which helps improve fuel economy and reduces noise output, is used worldwide on vehicle models including the VW Lupo, Audi A2, Peugeot 807 and Citroen C8. Our Acceleration Sensitive Damping
(ASD) ride control technology, developed for the Nissan Altima and later introduced into the global aftermarket as our Monroe Reflex(R) shock, won the prestigious Automotive News PACE (Premier Automotive Suppliers' and OEMs' Contributions to Excellence) Award in 2001. Our Gripper(TM) stabilizer bar system and LiteningRod(TM) torque rod technology won honorable mentions at the 2002 and 2003 PACE Awards. In late 2003, we were awarded the 2003 CIO 100 Award from CIO Magazine, which recognizes organizations that excel in positive business performance through resourceful information technology and management practices. In 2004, we won the GM Supplier of the Year Award, two Toyota Excellence Level Awards, Advance Auto Parts Vendor of the Year Award, Speedy Gold Cup Award, International Diamond Supplier Award and the Ford Excellence Award for 2003 (awarded in 2004). In addition, we have been nominated as a finalist and for two honorable mention Automotive News PACE technology awards, recognizing our Kinetic suspension system, combined muffler heat exchanger and semi-active muffler technology.

     We continue to aggressively pursue new business. As of December 31, 2004, our OE businesses had won nearly 125 projects with scheduled launches between 2004 and 2007, including Ford's light duty diesel trucks, BMW 3 Series and the Toyota Tundra. As of December 31, 2004, our global aftermarket operations captured new customer business, including Pep Boys and Van Heck.

                             COMPETITIVE STRENGTHS

     As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends that we believe are affecting automotive parts suppliers include customer and supplier consolidation, increased OEM outsourcing of development, design and systems integration activities, increased technology, globalization and global product standardization. Growing emphasis on public safety, environmental protection and emission regulations also has a direct impact on our business and the demand for our products. In addition, increased product lives and the decreased fleet age of vehicles on the road also are directly affecting our businesses. We believe that we are well-positioned to respond to these trends based upon our strengths and capabilities described below.

     Established Brand Names. Monroe(R) ride control products and Walker(R) emission control products, which have been offered to consumers for more than 50 years, are two of the most recognized automotive brands. In Europe, our Gillet(TM) brand is recognized as a leader in developing highly engineered exhaust systems for OE customers. Well-recognized in specialty markets are our performance brands: Rancho(R) ride control, DynoMax(R) emission control and DNX(TM), our newest ride control and exhaust brand that serves the growing sport tuner market, which is popular with young adults. We continue to emphasize product value differentiation with these brands and with our other aftermarket brands: Thrush(R), Fonos(TM) and Armstrong(TM).

     Leading Market Positions. We are one of the world's leading manufacturers and marketers of automotive emission control and ride control systems and parts for the OE market and aftermarket. The following table sets forth our estimated 2004 market positions by product category based on sales estimates for each of our primary geographic regions. These estimates are prepared in accordance with what we believe to be standard industry practice and are based on industry sources and our knowledge of our relative position in each market.

                      PRODUCT CATEGORY                           REGION        MARKET POSITION
                      ----------------                        -------------    ---------------
Aftermarket emission control................................  North America          #1
                                                              Europe*                #1

Aftermarket ride control....................................  North America          #1
                                                              Europe                 #1

OE emission control.........................................  North America          #2
                                                              Europe                 #1

OE ride control.............................................  North America          #1
                                                              Europe                 #2

------------

* Excludes OE service.

     Global Presence. OEMs are increasingly requiring suppliers to provide parts on a global basis, which requires a worldwide approach to design, engineering, supply chain management, manufacturing, distribution and sales. Our global presence and integrated operations position us to meet the global needs of our OE and aftermarket customers by providing high-quality, premium brand products worldwide. We operate 9 emission control manufacturing facilities in the U.S. and 31 emission control manufacturing facilities outside of the U.S. Our ride control operations include 9 manufacturing facilities in the U.S. and 22 in other parts of the world. We operate 13 engineering and technical facilities worldwide and we have sales offices on 5 continents. Our products are sold and distributed in more than 100 countries.

     Well-Positioned on Popular Vehicle Platforms. We manufacture and distribute products for many of the most-recognized car and light truck models in the world. Globally, we serve more than 30 different OEMs and our products or systems are consistently included on many of the top-selling vehicles. In 2004, our products were included on all of the top ten light trucks produced in North America and six of the top ten passenger cars produced in North America and Western Europe. We believe our presence on these key models is a competitive advantage. For example, we estimate that North American light vehicle production for 2004 was down approximately one percent as compared to 2003, while our North American OE revenues increased two percent (excluding the impact of changing foreign currency exchange rates and pass-through sales of catalytic converters) over the same period. In Europe, our 2004 OE revenues increased twelve percent (excluding the impact of changing foreign currency exchange rates and pass-through sales of catalytic converters) compared to an estimated increase in the European light vehicle production rate of one percent for the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein, for a description and reconciliation of the impact of pass-through sales and foreign currency on our revenues.

     Tier 1 Capabilities. We are an established Tier 1 supplier with more than ten years of product integration experience. We have modules or systems for numerous vehicle platforms in production worldwide. For example, we supply full exhaust systems for the Nissan Xterra, Ford Transit, DaimlerChrysler DR Ram, Jaguar XJ Type and Porsche Boxster and ride control modules for DaimlerChrysler's Caravan, the VW Transporter, the Nissan Pathfinder and the Peugeot 1007. Our ability to supply complete systems and modules enables us to respond to the outsourcing trend among OEMs who are increasingly looking to their suppliers as systems integrators to simplify the vehicle assembly process, lower costs and reduce vehicle development time.

     Technology Leadership. Increasingly stringent environmental regulations, a growing diesel market, the demand for better fuel economy and heightened safety concerns are driving our technology development. Automotive OEMs' growing demand for technological innovation from suppliers for improved vehicle safety, performance and functionality is resulting in a rapid increase in the technical content of automobiles and affording us opportunities to increase our contributions to vehicle platforms. To continue developing innovative products, systems and modules, we operate 13 engineering and technical facilities and have entered into several strategic alliances focused on advanced technology designs. We continually maintain a pipeline of new technologies in the R&D and production stages. Some of our significant technology activities and achievements include:

     - We were the first supplier to develop and commercialize a diesel particulate filter that can virtually eliminate carbon and hydrocarbon emissions with a minimal impact on engine performance, which we introduced on the Citroen C5 and Peugeot 406 in 2001.

     - We are working to develop, for a European customer, our combined particulate filter and De-NOx Converter for heavy-duty trucks, which can reduce particulate emissions by up to 90 percent and nitrogen oxide emissions by up to 70 percent.

     - We recently began supplying Volvo with an innovative electronic suspension system, which we co-developed with Ohlins Racing AB. The Continuously Controlled Electronic Suspension (CES) ride control system is currently featured on Volvo's S60R, V70R, and S80R passenger cars. In late 2004, we announced that CES will be offered as an option on the Audi A6 and the A6 Avant in the spring of 2005.

     - We developed and commercialized a tubular integrated converter (TIC) that shortens production time, reduces manufacturing costs up to 25 percent and reduces weight up to 20 percent, using a new cold-formed, weld-free production process. Weight reduction results in improved fuel economy. Our TIC technology is applied on current models of the Ford Transit, Ford Focus, Peugeot 406, Citroen C5 and the GM/Opel Corsa.

     Our aftermarket business benefits from the design, manufacturing and technological expertise of our OE business as we leverage new technologies and applications into our aftermarket products, thereby reinforcing our premium products and strengthening our brands. We believe our OE expertise provides us with a significant advantage over many of our aftermarket competitors. For example, in 2002 we have extended our stability improvement valve technology to Europe which is similar to our acceleration sensitive damping technology used on our Monroe Reflex(R) premium aftermarket shock originally launched in North America in 1999. We believe these types of initiatives have helped us to grow our North American aftermarket ride control market share, which increased from an estimated 47 percent in 1999 to an estimated 57 percent in 2004. Additionally, in 2004, we added a significant new aftermarket ride control customer, Pep Boys. We also introduced our non-ASD Monroe Reflex(R) premium aftermarket shock in Australia in 2003.

     Strong Customer Relationships. We have developed long-standing business relationships with leading global OEMs due to our superior design and manufacturing capabilities and global presence. In each of our operating segments, we work with our customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. We believe that our customers view us as a solutions provider with a reputation for providing high-quality, innovative products at competitive prices with timely delivery and superior customer service. We have regularly received supplier awards from many of our top customers.

     During 2004, we were recognized for our contribution to our customers' successes with General Motors' 2003 Supplier of the Year Award based on quality, technology and service and two Toyota Excellence Level Awards for the North American launch of the new Lexus RX330. In the aftermarket, we received Advance Auto Parts' 2003 Vendor of the Year Award in North America, and in Europe, Speedy Repair Centre's Supplier's Golden Award for quality and service.

     We also were recognized for our contribution to our customers' successes, winning the VW Group Award in North America for quality, excellence in development, logistics, company performance and environmental awareness. We also received a Chief Engineers Award from Ford Motor Company for our Tunable Exhaust Isolators and Embossed Muffler Shell concepts -- two new products that reduce noise, vibration and harshness using lower cost, more durable materials. In the specialty market, we received the

Specialty Equipment Market Association (SEMA) "Best New Off-Road/4-Wheel Drive Product" award for the Rancho(R) brand's performance suspension for 2005 Ford F-250/350 Trucks (awarded in 2004).

     We also are a finalist and recently received two honorable mentions in the 2005 Automotive News PACE awards. Our Kinetic Reverse Function Stabilizer technology, which allows significant enhancement to vehicle handling while improving ride comfort and off-road capability, is a finalist in the North American Product category. Our honorable mention awards were for our Semi Active Muffler that delivers cost-effective exhaust performance with improved engine power and fuel economy; and our Combined Muffler Heat Exchanger -- the first product known to utilize waste heat from the exhaust stream of an internal combustion engine to rapidly warm large vehicle spaces, such as school buses, ambulances or delivery vans and vehicles. Simultaneously, the product provides conventional acoustic attenuation.

     Diverse Revenue Mix. Our revenues are well-balanced across our product lines, markets and geographic regions. Emission control accounted for 63 percent of our net sales for 2004, while ride control accounted for the remaining 37 percent. The OE business contributed 76 percent of our net sales for 2004 and the aftermarket contributed 24 percent during the same periods. We generated approximately 53 percent of our net sales for 2004 outside of North America, including in expanding markets such as China and Eastern Europe. We believe the balance between our participation in both the OE and aftermarket businesses and our global presence helps reduce our exposure to the cyclicality of the automotive industry.

     Extensive Aftermarket Distribution. We have a dedicated sales force and consumer brand marketing professionals who sell and market our products through all the primary channels of distribution, including full-line and specialty warehouse distributors, jobbers, installers, car dealers and automotive parts retailers. These same retailers provide significant opportunity as they are focused on increasing premium sales to automotive part installers. We are working to leverage our portfolio of innovative and premium brand name products and our extensive distribution capabilities to increase our sales to retailers.

     Experienced Management Team. Led by Mark P. Frissora, our senior management team has extensive experience in the automotive industry. Our top 15 senior managers have an average of 15 years of experience in our business segments, including an average of 8 years at Tenneco Automotive. This management team has aggressively pursued major restructuring initiatives, cash flow management improvements and other strategies aimed at improving our overall profitability and reducing debt.

                               BUSINESS STRATEGY

     We seek to leverage our global position in the manufacture of emission control and ride control products and systems. We intend to apply our competitive strengths and balanced mix of products, markets, customers and distribution channels to capitalize on many of the significant existing and emerging trends in the automotive industry. The key components of our business strategy are described below.

     Leverage Global Engineering and Advanced System Capabilities. We continue to focus on the development of highly engineered systems and complex assemblies and modules, which are designed to provide value-added solutions to customers and generally increase vehicle content, and carry higher profit margins than individualized components. We have developed integrated, electronically linked global engineering and manufacturing facilities, which we believe will help us maintain our presence on top-selling vehicles. We have more than 10 years of experience in integrating systems and modules. In addition, our Just-in-Time
(JIT) and in-line sequencing manufacturing and distribution capabilities have enabled us to better respond to our customers' needs. We operate 23 JIT facilities worldwide.

     "Own" the Product Life Cycle. We seek to leverage our aftermarket expertise, which provides us with valuable consumer demand information, to strengthen our competitive position with OEMs. Our market knowledge, coupled with our leading aftermarket presence, strengthens our ties with our OE customer base and drives OE acceptance of our aftermarket products and technologies for use in original vehicle manufacturing.

     Commercialize Innovative, Value-Added Products. To differentiate our offerings from those of our competitors, we focus on commercializing innovative, value-added products, both on our own and through strategic alliances, with emphasis on highly engineered systems and complex assemblies and modules. We seek to continually identify and target new, fast-growing niche markets and commercialize our new technologies for these markets, as well as our existing markets. For example, our exclusive Kinetic(R) Dynamic Suspension System, a version of the Kinetic(R) Reversible Function Stabilizer Technology, is featured as an option on the 2004 Lexus GX470 sports utility vehicle through a licensing arrangement between us and Lexus.

     Expand our Aftermarket Business. Our plans to expand our aftermarket business are focused on four key marketing initiatives: new product introductions; building consumer and industry awareness of the maintenance, performance and other benefits of ensuring that a vehicle's ride control systems are in good working condition; adding coverage to current brands; and extending our brands and aftermarket penetration to new product segments. For example, we are extending our line of car appearance products -- which we introduced in 2004 under the DuPont(TM) brand pursuant to a development, manufacturing and sales agreement with DuPont(TM) -- to include performance chemicals, fuel system cleaners and engine treatment products, and will introduce these products in 2005. In addition, Monroe(R) Quick Strut was test marketed in 2004 and introduced as new product in early 2005. Quick Strut is a complete assembly that includes a Monroe Sensa-Trac(R) strut, spring, strut mount bearing plate, upper and lower spring isolators and upper spring seat. We launched a similar Monroe(R) coil springs product in Europe in the fourth quarter of 2004. We also launched the Monroe(R) 50,000 mile replacement campaign to help increase customer and industry awareness. The campaign is being advertised on billboards throughout the US and Canada stating Monroe(R) recommends replacing your shocks and struts at 50,000 miles. We will continue to carry that message to consumers and trade in 2005, again utilizing billboards and ads in both trade and consumer magazines. In Europe, we launched our DNX(TM) performance product line during the fourth quarter of 2004. Customer shipments are expected to begin in the first quarter of 2005. We are exploring a number of opportunities to extend our existing well-known brands, such as Monroe(R), and our product line generally to aftermarket product segments not previously served. For example, in 2004 we entered into a licensee agreement with Canadian Tire under which Canadian Tire is offering brake products under the Monroe(R) Brakes brand. This program has led to increased sales of our Monroe(R) shock absorbers. We believe that, when combined with our expansive customer service network, these initiatives will yield incremental aftermarket revenues.

     Achieve Greater Content Per Vehicle. As a result of increasing emissions standards and the introduction of multiple catalytic converters and heat exchangers per vehicle, we believe that available emission control content per light vehicle will rise over the next several years. We believe that consumers' greater emphasis on automotive safety could also allow available ride control content per light vehicle to rise. In addition, advanced technologies and modular assemblies represent an opportunity to increase vehicle content. For example, our innovative CES system, which we debuted on several Volvo passenger cars, increases our content revenues five-fold compared to a standard shock offering. We plan to take advantage of these trends by leveraging our existing position on many top-selling vehicle platforms and by continuing to enhance our modular/systems capabilities.

     Execute Focused Transactions. In the past, we have been successful in identifying and capitalizing on strategic acquisitions and alliances to achieve growth. Through these acquisitions and alliances, we have (i) expanded our product portfolio, (ii) realized incremental business with existing customers,
(iii) gained access to new customers, and (iv) achieved leadership positions in new geographic markets.

     We have developed a strategic alliance with Futaba, a leading exhaust manufacturer in Japan, that also includes a joint venture operation in Burnley, England. We also have an alliance with Tokico, a leading Japanese ride control manufacturer. These alliances help us grow our business with Japan-based OEMs by leveraging the geographical presence of each partner to serve Japan-based global platforms. We have established a presence in Thailand through a joint venture that supplies exhaust components for GM Isuzu. Our joint venture operations in Dalian and Shanghai, China have established us as one of the leading exhaust suppliers in the Chinese automotive market. We expanded our Chinese presence and, in early 2004, we formed and launched production at two new joint ventures in China. The first is with Eberspacher International GmbH to supply emission control products and systems for luxury cars produced by BMW and Audi in China, and the second is with Chengdu Lingchuan Mechanical Plant to supply emission control products and systems for various Ford platforms produced in China.

     In February 2005, we acquired substantially all the assets of Gabilan Manufacturing Inc., a manufacturer of exhaust systems for Harley-Davidson Motorcycles. The acquisition, our first in over five years, represents an example of our strategy to grow through niche opportunities.

     Where appropriate, we intend to continue to pursue strategic alliances, joint ventures, acquisitions and other transactions that complement or enhance our existing products, technology, systems development efforts, customer base and/or domestic or international presence. We strive to align with strong local partners to help us further develop our leadership in systems integration and to penetrate international markets. We also strive to align with companies that have proven products, proprietary technology, research capabilities and/or market penetration to help us achieve further leadership in product offerings, customer relationships, systems integration and overall presence.

     Growth in Adjacent Markets. One of our goals is to apply our existing design, engineering and manufacturing capabilities to penetrate a variety of adjacent markets and to achieve growth in higher-margin businesses. For example, we are aggressively leveraging our technology and engineering leadership in emission and ride control into adjacent markets, such as the heavy-duty market for trucks, buses, agricultural equipment, construction machinery and other commercial vehicles. As an established leading supplier of heavy-duty ride control and elastomer products, we are already serving customers like Volvo Truck, Mack, Navistar International, Freightliner and Scania. We also see tremendous opportunity to expand our presence in the heavy-duty market with our emission control products and systems, having recently entered this market in Europe with diesel technologies that will help customers meet Euro 4, Euro 5 and Kyoto requirements.

     Improve Efficiency and Reduce Costs. We are a process-oriented company and have implemented and are continuing to implement several programs designed to improve efficiency and reduce costs, including:

     - We are successfully completing a workforce reduction which will eliminate up to 250 salaried positions worldwide. The majority of the eliminated positions are at the middle and senior management levels. As of December 31, 2004, we have incurred $21 million in severance costs. We anticipate incurring the remaining $3 million to $5 million of costs associated with this action by April of 2005. Of the total $21 million in severance costs incurred to date, $5 million represents cash payments with the remainder accrued in other short-term liabilities.

     - We have successfully completed Project Genesis, our primary initiative for improving global manufacturing and distribution efficiency. Since launching Project Genesis in December 2001, we have reduced excess manufacturing capacity and costs. We have closed eight facilities and improved workflow at 20 plants worldwide.

     - We anticipate long-term savings through our Six Sigma program, a methodology and approach designed to minimize product defects and improve operational efficiencies.

     - We have implemented a Lean manufacturing program to reduce costs, inventories and customer lead times while improving delivery.

     - We have adopted the Business Operating System ("BOS"), a disciplined system to promote and manage continuous improvement. BOS focuses on the assembly and analysis of data for quick and effective problem resolution to create more efficient and profitable operations.

     - We are using Economic Value Added (EVA(R)), a financial tool that more effectively measures how efficiently we employ our capital resources, and have linked the successful application of this management discipline to our incentive compensation program.

     In addition, we continue to work to reduce costs by standardizing products and processes throughout our operations; further developing our global supply chain management capabilities; improving our information technology; increasing efficiency through employee training; investing in more efficient machinery; and enhancing the global coordination of costing and quoting procedures, along with other steps to reduce administrative and operational costs and improve cost management.

     Reduce Borrowings and Improve Cash Flow. We are focused on a core set of goals designed to reduce borrowings and improve cash flow: (i) keeping selling, general and administrative expenses plus engineering, research and development costs (SGA&E) level as a percentage of sales, while continuing to invest in sales and engineering; (ii) extracting significant cash flow from working capital initiatives; (iii) offsetting to the greatest extent possible pressures on overall gross margins in a challenging economic environment; and (iv) strengthening existing customer relationships and winning new long-term OE business.

                              RECENT DEVELOPMENTS

2004 REFINANCING OF SENIOR SUBORDINATED NOTES

     The issuance of the old notes was part of a transaction designed to reduce our interest expense by allowing us to redeem our then outstanding $500 million of 11 5/8 percent senior subordinated notes due 2009. We completed this redemption on December 20, 2004, using the net proceeds of the offering of the old notes plus cash on hand. See "Unaudited Pro Forma Consolidated Financial Statements."

OTHER FINANCING TRANSACTIONS

     Effective on February 24, 2005, we amended our amended and restated senior credit facility for the third time. The third amendment reduced by 75 basis points the interest rate on the term loan B facility and the tranche B-1 letter of credit/revolving loan facility under the senior credit facility. In connection with the third amendment, we voluntarily prepaid $40 million in principal on the term loan B, reducing it from $396 million to $356 million. This voluntary repayment will reduce the amortization of the term loan B in forward order, thus eliminating the $1 million quarterly payments that would otherwise be due from March 31, 2005 to December 31, 2009, and reduce the $94 million payment to $74 million due March 31, 2010, but will not effect the remaining $94 million quarterly payments due on June 30, September 30 and December 12, 2010.

     We incurred approximately $1 million in fees and expenses associated with this amendment, which will be capitalized and amortized over the remaining term of the senior credit facility agreement. As a result of the third amendment and the voluntary prepayment of $40 million under the term loan B, we expect our interest expense in 2005 will be approximately $6 million lower than what it would otherwise have been.

     Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. We have the right to further increase the commitments under our revolving credit facility by $15 million (with a dollar-for-dollar reduction in our tranche B-1 letter of credit/revolving loan facility), to the extent there are new or existing lenders who are willing to make the additional commitment to the revolving credit facility, and we continue to evaluate opportunities to do so. See "Description of Indebtedness and Other Obligations -- Senior Credit Facility."

ACQUISITIONS

     In February 2005, we acquired substantially all the exhaust assets of Gabilan Manufacturing, Inc., a privately held company that has developed and manufactured motorcycle exhaust systems for Harley-Davidson motorcycles since 1978. The company also produces aftermarket muffler kits for Harley-Davidson. We purchased Gabilan's assets for $10 million in cash. Gabilan generated approximately $38 million in revenue in 2004.

                               THE EXCHANGE OFFER

     On November 19, 2004, we completed the private offering of $500 million of our 8 5/8% Senior Subordinated Notes due 2014. In connection with that private offering we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed, among other things, to deliver to you this prospectus for the exchange of up to $500 million of new 8 5/8% Senior Subordinated Notes that have been registered under the Securities Act for up to $500 million aggregate principal amount of the old 8 5/8% Senior Subordinated Notes that were issued on November 19, 2004. The exchange notes will be substantially identical to the old notes, except that:

     - the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

     - the exchange notes are not entitled to the rights that are applicable to the old notes under the registration rights agreement; and

     - our obligation to pay additional interest on the old notes does not apply if the registration statement of which this prospectus forms a part is declared effective or certain other circumstances occur, as described under the heading "Registration Rights."

     Old notes may be exchanged only in integral multiples of $1,000. You should read the discussion under the headings "Summary -- The Exchange Notes" and "Description of the Notes" for further information regarding the exchange notes. You should also read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the exchange notes.

Exchange offer................   We will exchange our exchange notes for a like
                                 aggregate principal amount and maturity of our old notes as provided in the registration rights agreement related to the old notes. The exchange offer is intended to satisfy the rights granted to holders of the old notes in that agreement. After the exchange offer is complete you will no longer be entitled to any exchange or registration rights with respect to your notes.

Resales.......................   Based on an interpretation by the staff of the
                                 Commission set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

                                 - are acquiring the exchange notes in the ordinary course of business, and

                                 - have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                 Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of distribution."

                                Any holder of old notes who:

                                 - is our affiliate,

                                 - does not acquire the exchange notes in the
                                   ordinary course of its business, or

                                 - cannot rely on the position of the staff of
                                   the Commission expressed in Exxon Capital
                                   Holdings Corporation, Morgan Stanley & Co.
                                   Incorporated or similar no-action letters,

                                 must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. We will not assume, nor will we indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any exchange notes issued to you in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

Expiration time...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2005, or
                                 such later date and time to which we extend it.
                                 We do not currently intend to extend the expiration time.

Conditions to the exchange
offer.........................   The exchange offer is subject to the following
                                 conditions, which we may waive:

                                 - the exchange offer does not violate
                                   applicable law or applicable interpretations of the staff of the Commission; and

                                 - there is no action or proceeding instituted
                                   or threatened in any court or by any
                                   governmental agency with respect to this exchange offer.

                                 Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for tendering the
old
notes.........................   If you wish to accept and participate in this
                                 exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                                 Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                                 By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the exchange notes;

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

                                 - you are not our "affiliate" as defined in
                                   Rule 405 under the Securities Act.

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

Guaranteed delivery
procedures....................   If you wish to tender your old notes and your
                                 old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated
                                 Tender Offer Program prior to the expiration time, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal of tenders.........   A tender of old notes pursuant to the exchange
                                 offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer -- Exchange
                                 Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of old notes and
delivery of exchange notes....   If all the conditions to the completion of this
                                 exchange offer are satisfied, we will accept any and all old notes that are properly tendered in this exchange offer and not properly withdrawn on or before 5:00 p.m., New
                                 York City time, on the expiration date. We will return any old note that we do not accept for exchange to its registered holder at our expense as promptly as practicable after the expiration date. We will deliver the exchange notes to the registered holders of old notes accepted for exchange as promptly as practicable after the expiration date and acceptance of such old notes. Please refer to the section in this prospectus entitled "The
                                 Exchange Offer -- Acceptance of Old Notes for
                                 Exchange and Delivery of Exchange Notes."

Effect on holder of old
notes.........................   As a result of making, and upon acceptance for
                                 exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold your old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Accrued interest on the
exchange notes and the old
notes.........................   Each exchange note will bear interest from
                                           . The holders of old notes that are
                                 accepted for exchange will be deemed to have
                                 waived the right to receive payment of accrued
                                 interest on those old notes from           to
                                 the date of issuance of the exchange notes.
                                 Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

                                 Consequently, if you exchange your old notes
                                 for exchange notes, you will receive the same
                                 interest payment on      , 2005 that you would
                                 have received if you had not accepted this exchange offer.

Consequences of failure to
exchange......................   All untendered old notes will continue to be
                                 subject to the restrictions on transfer
                                 provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an

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

                                 exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. The trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

U.S. Federal income tax
considerations................   The exchange of old notes for exchange notes in
                                 the exchange offer should not be a taxable event for United States federal income tax purposes. See "Certain United States Federal
                                 Income Tax Considerations."

Exchange agent................   The Bank of New York Trust Company N.A. is the
                                 exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned
                                 "The Exchange Offer -- Exchange Agent."

Shelf registration
statement.....................   We have agreed to register the old notes in a
                                 shelf registration statement and use our best efforts to cause the shelf registration statement to be declared effective by the Commission if:

                                 - we determine that any changes in law or of the applicable interpretations of the staff of the Commission do not permit us to effect this exchange offer or may prevent us from completing the exchange offer as soon as practicable;

                                 - we do not complete the exchange offer on or before June 17, 2005; or

                                 - any of the initial purchasers of the old notes that holds old notes that have the status of an unsold allotment in an initial distribution requests us to do so in writing on or prior to the 60th day after the consummation of the exchange offer.

                                 We have agreed to maintain the effectiveness of the shelf registration statement for, in some circumstances, up to two years from the date of the original issuance of the old notes to cover resales of the old notes held by the holders. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

                               THE EXCHANGE NOTES

     The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the notes, see "Description of the Notes."

Issuer........................   Tenneco Automotive Inc.

General.......................    The form and terms of the exchange notes are
                                  identical in all material respects to the form and terms of the old notes except that:

                                  - the exchange notes will bear a "Series B" designation to differentiate them from the old notes, which bear a "Series A" designation;

                                  - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

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

                                  - the holders of exchange notes will not be entitled to rights under the registration rights agreement, including any registration rights or rights to additional interest.

                                  The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture under which the old notes were issued.

Securities offered............   $500 million aggregate principal amount of
                                 8 5/8 percent Senior Subordinated Notes due
                                 2014, Series B

Maturity......................   November 15, 2014.

Interest rate.................   Annual rate: 8 5/8 percent

                                 Payment frequency: every six months on May 15 and November 15.

                                 First payment:      , 2005.

Interest payments on the
exchange
notes.........................   Holders of old notes whose old notes are
                                 accepted for exchange in the exchange offer
                                 will be deemed to have waived the right to
                                 receive any payment in respect of interest on
                                 the old notes accrued from           to the
                                 date of issuance of the exchange notes.
                                 Consequently, holders who exchange their old
                                 notes for exchange notes will receive the same
                                 interest payment on      , 2005 (the next
                                 interest payment date with respect to the old notes and the first interest payment date with respect to the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Guarantees....................   Each of our material domestic wholly owned
                                 subsidiaries that guarantees our senior credit facility and the old notes will also unconditionally guarantee the exchange notes on a senior subordinated basis. Subject to limited exceptions, future domestic subsidiaries will also be required to guarantee the exchange notes in certain circumstances, including if they also guarantee our senior credit facility.

Ranking.......................   The exchange notes, like the old notes, will be
                                 unsecured senior subordinated obligations and will rank junior in right of payment to our and our subsidiary guarantors' existing and future senior debt, including borrowings under our senior credit facility, which is secured, and our senior secured notes, but equal in right of payment with any of our and our subsidiary guarantors' future senior subordinated debt and will rank senior in right of payment to any of our and our subsidiary guarantors' future subordinated debt. The exchange notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the exchange notes, and of those of our domestic subsidiaries that do not guarantee the exchange notes. (See "Description of the Notes -- Brief Description of the Notes and
                                 Guarantees -- The Guarantees").

                                 As of December 31, 2004, we had:

                                 -  $920 million of senior indebtedness,
                                    including $396 million outstanding under our senior credit facility, which is secured,

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

                                    and $475 million aggregate principal amount of senior secured notes, excluding approximately $15 million of premium on these notes, all of which would have been senior in right of payment to the old notes and exchange notes;

                                 -  $220 million of additional borrowing
                                    capacity available under a revolving loan and letter of credit facility pursuant to the terms of our senior credit facility, which is secured (the "revolving credit facility"), which if drawn would have been senior in right of payment to the old notes and exchange notes and guaranteed on a senior secured basis by our subsidiary guarantors; and

                                 - $134 million of available capacity under a $180 million tranche B letter of credit and revolving loan facility, and obligations relating to $46 million of letters of credit issued under that facility, which letters of credit and revolving loans if incurred thereunder would have been senior in right of payment to the old notes and exchange notes and guaranteed on a senior secured basis by our subsidiary guarantors; and

                                 -  $500 million of old notes.

                                 As of December 31, 2004, our non-guarantor subsidiaries had $914 million of liabilities on their balance sheets. Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. See "Description of Indebtedness and Other Obligations."

Optional redemption...........   We may redeem some or all of the exchange notes
                                 at any time on or after November 15, 2009. We also may redeem up to 35 percent of the aggregate principal amount of the exchange notes using the proceeds of certain equity offerings completed on or before November 15, 2007. The redemption prices are described under "Description of the Notes -- Redemption."

Change of control and asset
sales.........................   If we experience specific kinds of changes of
                                 control or we sell assets under certain
                                 circumstances, we will be required to make an offer to repurchase the exchange notes at the prices listed in "Description of the Notes -- Change of Control."

Restrictive covenants.........   We will issue the exchange notes under the
                                 indenture dated November 19, 2004 with The Bank of New York Trust Company, N.A., as trustee.
                                 The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

                                 - incur additional indebtedness or contingent obligations;

                                 - pay dividends or make distributions to our stockholders;

                                 -  repurchase or redeem equity interests;

                                 -  make investments;

                                 -  grant liens;

                                 -  make capital expenditures;

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

                                 -  enter into transactions with our
                                    shareholders and affiliates;

                                 -  sell assets; and

                                 -  acquire the assets of, or merge or
                                    consolidate with, other companies.

                                 These covenants are subject to important exceptions and qualifications that are described in "Description of the Notes."

     Investing in the exchange notes and participating in the exchange offer involve substantial risks. See "Risk Factors" beginning on page 19 for a discussion of certain risks relating to us, our business and an investment in the exchange notes that you should carefully consider before participating in the exchange offer.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data as of and for the years ended December 31, 2002, 2003 and 2004 were derived from the audited financial statements of Tenneco Automotive Inc. and its consolidated subsidiaries. See the section of this prospectus entitled "Experts."

     The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data" and our historical consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein.

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2003     2004
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME (LOSS) DATA:
Net sales and operating revenues............................  $3,459   $3,766   $4,213
                                                              ------   ------   ------
Cost of sales (exclusive of depreciation shown below).......   2,735    2,994    3,371
Engineering, research, and development......................      67       67       76
Selling, general, and administrative........................     351      364      417
Depreciation and amortization of other intangibles..........     144      163      177
Other (income) expense, net.................................      (7)       2        1
                                                              ------   ------   ------
                                                               3,290    3,590    4,042
Income before interest expense, income taxes, and minority
   interest.................................................     169      176      171
Interest expense (net of interest capitalized)..............     141      149      179
Income tax benefit..........................................      (7)      (6)     (25)
Minority interest...........................................       4        6        4
                                                              ------   ------   ------
Income (loss) before cumulative effect of change in
   accounting principle.....................................      31       27       13
Cumulative effect of change in accounting principle, net of
   income tax(1)............................................    (218)      --       --
                                                              ------   ------   ------
Net income (loss)...........................................  $ (187)  $   27   $   13
                                                              ------   ------   ------

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2003     2004
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Total assets................................................  $2,557   $2,845   $3,110
Short-term debt.............................................     228       20       19
Long-term debt..............................................   1,217    1,410    1,401
Minority interest...........................................      19       23       24
Shareholders' equity........................................     (94)      58      150

STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities...................  $  188   $  281   $  200
Net cash used by investing activities.......................    (107)    (127)    (116)
Net cash used by financing activities.......................     (73)     (49)     (12)
Capital expenditures........................................     138      130      130

OTHER FINANCIAL DATA:
EBITDA(2)...................................................  $  313   $  339   $  348
Ratio of EBITDA to interest expense(3)......................    2.22     2.28     1.94
Ratio of total debt to EBITDA(4)............................    4.62     4.22     4.08
Ratio of earnings to fixed charges(5).......................    1.17     1.16     0.95
Working capital as a percent of sales(6)....................     3.6%     2.1%     0.9%

------------

 NOTE: We have reclassified prior years' financial statements where appropriate to conform to 2004 presentations.

 (1) In 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, which changed the accounting for purchased goodwill from an amortization method to an impairment-only approach. For more information about this change you should read Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein.

 (2) EBITDA represents income before cumulative effect of change in accounting principle, interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our company's performance. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation. EBITDA is derived from the statements of income as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                     2002     2003     2004
                                                                    ------   ------   ------
                                                                     (DOLLARS IN MILLIONS)
      Net income (loss)...........................................  $ (187)  $   27   $   13
      Cumulative effect of change in accounting principle, net of
         income tax...............................................     218       --       --
      Minority interest...........................................       4        6        4
      Income tax benefit..........................................      (7)      (6)     (25)
      Interest expense (net of interest capitalized)..............     141      149      179
      Depreciation and amortization of other intangibles..........     144      163      177
                                                                    ------   ------   ------
      EBITDA......................................................  $  313   $  339   $  348
                                                                    ------   ------   ------

 (3) The 2004 refinancing of our senior subordinated notes would have decreased our interest expense by approximately $15 million for 2004, on a pro forma basis. The unaudited pro forma ratio of EBITDA to interest expense for the Year Ended December 31, 2004, assuming we had refinanced our senior subordinated notes at the beginning of 2004 would have been 2.12. See "Unaudited Pro Forma Consolidated Financial Statement."

 (4) The 2004 refinancing of our senior subordinated notes would not have changed our outstanding debt as of December 31, 2004, on a pro forma basis. The effect of the 2004 refinancing of our senior subordinated notes was already incorporated in our balance sheet as of December 31, 2004. The unaudited pro forma ratio of total debt to EBITDA, assuming we had completed the 2004 refinancing of our senior subordinated notes on December 31, 2004, would have been 4.08 for the year ended December 31, 2004. See "Unaudited Pro Forma Consolidated Financial Statement."

 (5) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. See Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference, for the computation of the ratio of earnings to fixed charges. For the year ended December 31, 2004, earnings were insufficient by $9 million to cover fixed charges. The unaudited ratio of pro forma earnings to fixed charges for the year ended December 31, 2004, assuming we had refinanced our senior subordinated notes at the beginning of 2004, would have been 0.98. See "Unaudited Pro Forma Consolidated Financial Statement."

 (6) For purposes of computing working capital as a percentage of sales, we exclude cash and the current portion of long-term debt from the calculation. We exclude these items because we manage our working capital activity through cash and short-term debt. To include these items in the calculation would distort actual working capital changes. Our calculation of working capital as a percentage of sales is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2003     2004
                                                              ------   ------   ------
                                                               (DOLLARS IN MILLIONS)
Current assets:
   Receivables -- customer notes and accounts, net..........  $  394   $  427   $  458
   Receivables -- other.....................................      15       15       30
   Inventories..............................................     352      343      382
   Deferred income taxes....................................      56       63       70
   Prepayments and other....................................      95      104      124
                                                              ------   ------   ------
                                                              $  912   $  952   $1,064
Current liabilities:
   Trade payables...........................................  $  505   $  621   $  696
   Accrued taxes............................................      40       19       24
   Accrued interest.........................................      23       42       35
   Accrued liabilities......................................     172      162      226
   Other accruals...........................................      48       29       47
                                                              ------   ------   ------
                                                              $  788   $  873   $1,028
Working capital (current assets less current liabilities)...  $  124   $   79   $   36
Sales.......................................................  $3,459   $3,766   $4,213
Working capital as a percentage of sales....................    3.6%     2.1%     0.9%

                                  RISK FACTORS

     You should carefully consider the risks described below before participating in this exchange offer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. Consequently, an investment in the notes should only be considered by persons who can assume such risk. You are encouraged to perform your own investigation with respect to the notes and our company. Some of the statements in this discussion of risk factors are forward-looking statements. See "Forward Looking Statements."

 RISKS RELATING TO OUR EXISTING INDEBTEDNESS AND AN INVESTMENT IN THE EXCHANGE
                                     NOTES

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MAKING PAYMENTS ON THE NOTES.

     We are a highly leveraged company. As of December 31, 2004, we had (i) $920 million of outstanding senior indebtedness and (ii) $220 million of unused revolving credit facility capacity, $134 million of unused capacity under the tranche B letter of credit/revolving loan facility and $46 million in outstanding letters of credit under the tranche B letter of credit/revolving loan facility, all of which if drawn also would have been senior debt. Our substantial amount of debt requires significant interest payments. We also incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other general corporate purposes.

     This level of indebtedness could have important consequences for you, including the following:

     - a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness and would not be available for other purposes;

     - it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

     - it may limit our flexibility in planning for, or reacting to, changes in our operations, our business or the industry in which we compete;

     - we are more highly leveraged than substantially all of our major competitors, which may place us at a competitive disadvantage;

     - it may make us more vulnerable to downturns in our business or the economy;

     - our ability to meet the debt service requirements of our indebtedness could make it more difficult for us to make payments on the notes; and

     - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SIGNIFICANTLY MORE DEBT, INCLUDING DEBT THAT IS SECURED BY OUR ASSETS. THIS COULD INTENSIFY MANY OF THE RISKS DESCRIBED HEREIN.

     The terms of the indenture governing the notes, our senior credit agreement, our senior secured notes indenture and the agreements governing our other indebtedness will limit, but not prohibit, us and our subsidiaries from incurring significant additional indebtedness in the future. As of December 31, 2004, under our senior credit facility, which is secured by a substantial portion of our assets, we had $220 million of unused revolving credit facility capacity, $134 million of unused tranche B letter of credit/revolving loan facility capacity and $46 million of letters of credit issued under the tranche B letter of credit/revolving loan facility, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. The more we become leveraged, the more we, and in turn our security holders, become exposed to many of the risks described herein.

WE ARE REQUIRED TO MAKE SUBSTANTIAL DEBT SERVICE PAYMENTS, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH TO SERVICE ALL OF OUR INDEBTEDNESS, INCLUDING THE NOTES. IN ADDITION, A SUBSTANTIAL AMOUNT OF OUR DEBT IS SECURED.

     Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. On a pro forma basis, the net effect of our 2004 refinancing of our senior subordinated debt would have been to decrease our annual interest expense by approximately $15 million for 2004. Our annual debt service obligations in 2005, assuming we incur no further indebtedness, will consist primarily of interest and required principal payments under our senior credit facility and the agreements governing the debt incurred by our foreign subsidiaries, interest payments on our senior secured notes and interest payments on the notes. Our annual cash debt service payments, based on the amount of indebtedness we had outstanding on December 31, 2004, are expected to be approximately $135 million for 2005. This assumes interest rates would remain at their levels as of December 31, 2004. See "Summary -- Recent Developments" and "-- Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly." Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements. For the year ended December 31, 2004, our cash flows from operating activities were $200 million. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without any such financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

     Our senior credit agreement, the indenture governing the senior secured notes limit, and the indenture governing the notes will limit our ability to sell assets and also restrict the use of proceeds from any asset sale. Moreover, our senior credit facility is secured on a first priority basis by substantially all of our and our subsidiary guarantors' tangible and intangible domestic assets, pledges of all of the stock of our and our subsidiary guarantors' direct domestic subsidiaries and pledges of 66 percent of the stock of our and our subsidiary guarantors' direct foreign subsidiaries. The senior secured notes are secured on a second priority basis by substantially all of our and our subsidiary guarantors' tangible and intangible assets excluding, however, any stock of foreign subsidiaries and a portion of the stock of domestic subsidiaries. If necessary, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

OUR VARIABLE RATE INDEBTEDNESS SUBJECTS US TO INTEREST RATE RISK, WHICH COULD CAUSE OUR ANNUAL DEBT SERVICE OBLIGATIONS TO INCREASE SIGNIFICANTLY.

     Certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase of 1.0 percent in the interest rates payable on our existing variable rate indebtedness would have increased our 2004 debt service requirements by approximately $5 million before taxes on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom. In April 2004, we entered into $150 million of fixed-to-floating interest rate swaps with two separate financial institutions. See "Description of Indebtedness and Other Obligations." An increase of 1.0 percent in the interest rates payable on these swaps would increase our debt service requirements by less than $2 million annually before taxes. We have no interest rate hedge agreements that would shield us from this risk. We might consider entering into additional fixed-to-floating interest rate swaps on all or any portion of our remaining fixed-rate debt. Such a transaction would initially reduce our interest expense, but may expose us to an increase in interest rates in the future.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND GUARANTEES IS SUBORDINATED TO OUR AND OUR SUBSIDIARY GUARANTORS' SENIOR DEBT. UNLIKE THE NOTES, A SUBSTANTIAL PORTION OF OUR SENIOR DEBT IS SECURED.

     Payment on the notes and guarantees will be subordinated in right of payment to all of our and our subsidiary guarantors' senior debt, including our senior credit facility and senior secured notes. Furthermore, as a result, upon any distribution to our creditors or the creditors of any guarantor in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or such guarantor or our or its property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the subsidiary guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables.

     In addition, (i) our senior credit facility is (a) secured by substantially all of the tangible and intangible assets of us and our subsidiary guarantors,
(b) collateralized by a perfected security interest in all of the capital stock of our and the subsidiary guarantors' domestic subsidiaries and (c) secured by up to 66 percent of the capital stock of our and the subsidiary guarantors' direct foreign subsidiaries, and (ii) our senior secured notes and guarantees thereof are secured by second priority liens, subject to specified exceptions, on substantially all of the existing and future tangible and intangible assets owned by us and our subsidiary guarantors, subject to certain limitations, that secure our obligations under our senior credit facility. Accordingly, upon our bankruptcy, liquidation or reorganization or similar proceeding, the holders of the notes will have no claim against these assets or the capital stock of these subsidiaries until the lenders under the senior credit facility and holders of senior secured notes have been paid in full. Furthermore, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

     As of December 31, 2004, the notes and the guarantees were subordinated to all of our debt.

WE RELY ON OUR SUBSIDIARIES TO FUND OUR FINANCIAL OBLIGATIONS, INCLUDING THE NOTES. ADDITIONALLY, NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE NOTES AND ASSETS OF OUR NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES.

     Tenneco Automotive Inc., the issuer of the notes, is a holding company and relies on its subsidiaries for all funds necessary to meet its financial obligations, including the notes. The assets of Tenneco Automotive Inc. consist of the stock of subsidiaries and certain intellectual property. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

     Although some of our subsidiaries will guarantee the notes, a substantial number of them will not. Payments on the notes will only be required to be made by Tenneco Automotive Inc. and the subsidiary guarantors. The non-guarantor subsidiaries consist of all of our foreign subsidiaries, immaterial domestic subsidiaries and variable interest entities and other finance-related subsidiaries. Because the non-guaranteeing subsidiaries may have other creditors and are not obligated to repay and do not guarantee repayment of the notes, you cannot rely on such subsidiaries to make any payments on the notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the notes. As of and for the year ended December 31, 2004, the non-guarantor subsidiaries represented approximately 58 percent of our consolidated assets, approximately 57 percent of our consolidated net sales (excluding intercompany sales), approximately 24 percent of our consolidated operating income and approximately 41 percent of our consolidated EBITDA (see "Selected Historical Consolidated Financial Data"). To the extent we expand our international operations, a larger percentage of our consolidated assets, net sales and operating income may be derived from non-guarantor foreign subsidiaries. Our ability to repatriate cash from foreign subsidiaries may be limited. See "-- Risks Relating to our Business -- We are subject to risks related to our international operations." We will depend in part on the non-guarantor subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. Further, the earnings from, or other available assets of, these non-guarantor subsidiaries, together with our guarantor subsidiaries, may not be sufficient to make distributions to enable us to pay interest on the notes when due or principal of the notes at maturity.

     If any or all of our non-guarantor subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of the subsidiary or subsidiaries, including debt holders, must be paid in full out of the subsidiary's or subsidiaries' assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As a result, in general, the notes have the effect of being subordinated to existing and future third-party indebtedness and other liabilities of those non-guarantor subsidiaries, including trade payables. As of December 31, 2004, our non-guarantor subsidiaries had $914 million of liabilities recorded on their balance sheets. The indenture governing the notes limits, but does not prohibit, our subsidiaries from incurring additional indebtedness.

OUR FAILURE TO COMPLY WITH THE COVENANTS CONTAINED IN THE AGREEMENT GOVERNING OUR SENIOR CREDIT FACILITY, THE INDENTURE GOVERNING OUR SENIOR SECURED NOTES OR OUR OTHER DEBT AGREEMENTS, INCLUDING AS A RESULT OF EVENTS BEYOND OUR CONTROL, COULD RESULT IN AN EVENT OF DEFAULT, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR FINANCIAL CONDITION.

     Our senior credit facility requires us to maintain specified financial ratios. In addition, our senior credit facility and our other debt instruments require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated, upon an event of default, or that, if we were required to repurchase the exchange notes or any of our other debt securities upon a change of control, we would be able to refinance or restructure the payments on those debt securities.

     For example, in each of 2000, 2001 and 2002, we were required to seek an amendment to our senior credit facility to revise the financial ratios we are required to maintain thereunder. We were able to obtain an amendment in each of those years. In addition, we reset our financial ratios when we amended and restated our senior credit facility in 2003 to cover periods not addressed by prior amendments. If, in the future, we are required to obtain similar amendments, there can be no assurance that those amendments would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein.

     If, as or when required, we are unable to repay, refinance or restructure our indebtedness under our senior credit facility, or amend the covenants contained therein, the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets. Under such circumstances, we could be forced into bankruptcy or liquidation. In addition, any event of default or declaration of acceleration under one of our debt instruments could also result in an event of default under one or more of our other financing agreements, including the notes and the agreements under which we sell certain of our accounts receivable. This would have a material adverse impact on our liquidity and financial position.

WE MAY NOT BE ABLE TO REPAY, REFINANCE OR REPLACE OUR SENIOR CREDIT FACILITY OR SENIOR SECURED NOTES WHEN THEY TERMINATE OR BECOME DUE, WHICH WILL OCCUR BEFORE THE MATURITY OF THE NOTES.

     Amounts borrowed under our senior credit facility, which is secured by a substantial portion of our assets, will mature at varying times from December 2008 to December 2010, which is prior to the maturity of the notes. The revolving credit facility will terminate in December 2008. The term loan facility and the tranche B letter of credit/revolving loan facility mature in 2010. Our senior secured notes mature in December 2013, which is also prior to the maturity of the notes.

     We may not be able to (i) repay or refinance amounts due under the senior credit facility prior to their maturity dates, (ii) repay or replace the revolving portions of our senior credit facility prior to their termination or (iii) repay, refinance or extend the maturity of our senior secured notes prior to the date described above. If we are unable to repay, refinance or restructure all or any part of our senior credit facility or senior secured notes, the lenders thereunder and holders thereof, as the case may be, could proceed against any collateral securing such indebtedness. If we are unable to repay, refinance or extend the maturity of this indebtedness prior to the dates described above, our liquidity and financial flexibility would be substantially impaired.

RELEASES OF THE GUARANTEES OF THE NOTES OR ADDITIONAL GUARANTEES MAY BE CONTROLLED UNDER SOME CIRCUMSTANCES BY THE COLLATERAL AGENT UNDER OUR SENIOR CREDIT FACILITY.

     The notes will be guaranteed by each of our current and future domestic subsidiaries that guarantees the obligations under our senior credit facility. If we create or acquire a material domestic subsidiary in the future and the collateral agent under our senior credit facility does not require that subsidiary to guarantee the obligations under the senior credit facility, then the subsidiary will not be required to guarantee the notes unless it incurs indebtedness. In addition, under the terms of the indenture governing the notes, a guarantee of the notes made by a guarantor will be released without any action on the part of the trustee or any holder of the notes if the collateral agent under our senior credit facility releases the guarantee of obligations under our senior credit facility made by that guarantor (unless the guarantor remains or becomes a guarantor of is otherwise liable on account of any our indebtedness). Additional releases of the guarantees of the notes are permitted under some circumstances. See "Description of the Notes -- Brief Description of the Notes and the Guarantees -- The Guarantees."

BECAUSE EACH OF OUR SUBSIDIARY GUARANTOR'S LIABILITY UNDER ITS GUARANTEE MAY BE REDUCED TO ZERO, AVOIDED OR RELEASED UNDER CERTAIN CIRCUMSTANCES, YOU MAY NOT RECEIVE ANY PAYMENTS FROM SOME OR ALL OF THE GUARANTORS.

     The holders of the notes have the benefit of guarantees from our subsidiary guarantors. However, the guarantees from our subsidiary guarantors are limited to the maximum amount which the subsidiary guarantors are permitted to guarantee under applicable law. As a result, each subsidiary guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the subsidiary guarantor or based on other defenses available to guarantors.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE SUBSIDIARY GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM US OR THE SUBSIDIARY GUARANTORS. IF THAT OCCURS, YOU MAY NOT RECEIVE ANY PAYMENTS ON THE NOTES.

     Our issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (i) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is true:

     - we or any of the subsidiary guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

     - paying the consideration left us or any of the subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

     - we or any of the subsidiary guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

     If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could avoid the payment obligations under the notes, such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of us or of such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

     Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

     - the sum of its liabilities (contingent or otherwise) was greater than the fair value of all its assets;

     - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due;

     -  it cannot pay its debts as they become due; or

     - it had at such time an unreasonably small amount of capital with which to conduct its business.

RESTRICTIVE COVENANTS IN OUR SENIOR CREDIT AGREEMENT, THE INDENTURE GOVERNING OUR SENIOR SECURED NOTES AND THE INDENTURE GOVERNING THE NOTES MAY PREVENT US FROM PURSUING BUSINESS STRATEGIES THAT COULD OTHERWISE IMPROVE OUR RESULTS OF OPERATIONS.

     The indenture governing the notes, the indenture governing our senior secured notes and our senior credit agreement limit our ability, among other things, to:

     -  incur additional indebtedness or contingent obligations;

     -  pay dividends or make distributions to our shareholders;

     -  repurchase or redeem our equity interests;

     -  make investments;

     -  grant liens;

     -  make capital expenditures;

     -  enter into transactions with our shareholders and affiliates;

     -  sell assets; and

     -  acquire the assets of, or merge or consolidate with, other companies.

     In addition, our senior credit facility requires us to maintain a maximum adjusted leverage ratio of consolidated debt to consolidated EBITDA, a minimum adjusted interest coverage ratio of consolidated EBITDA to consolidated cash interest paid and a minimum adjusted fixed charge coverage ratio of consolidated EBITDA less consolidated capital expenditures to consolidated cash interest paid (each as defined in the senior credit agreement). Complying with these restrictive covenants and financial ratios may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.

WE MAY NOT HAVE SUFFICIENT FUNDS OR BE PERMITTED BY OUR SENIOR DEBT TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon a change of control, we will be required to make an offer to purchase all outstanding notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of the notes, or that restrictions in our senior credit facility, our senior secured notes or other debt we may incur in the future would permit us to make the required repurchases. For the foreseeable future, our senior credit facility will not permit us to make the required repurchases. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our senior credit facility and our senior secured notes. In addition, a change of control may be an event of default under our senior credit facility and would require us to make an offer to purchase the senior secured notes at 101 percent of the principal amount thereof. Subject to limited exceptions, our senior credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under our senior credit facility and any exercise by the holders of the notes of their right to require us to purchase the notes would cause an event of default under our senior credit facility.

YOUR ABILITY TO TRANSFER OR RESELL THE EXCHANGE NOTES MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET, AND THERE IS NO ASSURANCE THAT ANY ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

     We do not intend to have the exchange notes listed on a national securities exchange. Therefore, we cannot assure you that an active market for the exchange notes is available, will develop or, if developed, that a market will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND BE SUBJECT TO THE SAME LIMITATIONS AS PRESENTLY EXIST ON YOUR ABILITY TO TRANSFER OLD NOTES.

     We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal or proper compliance with DTC's Automated Tender Offer Program. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights.

In addition:

       - if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

       - if you are a participating broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

     We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any participating broker-dealer for use in connection with any resales of the exchange notes. We do not and will not assume, or indemnify you against, any of your liabilities or obligations in connection with any resale of the exchange notes.

     After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

                         RISKS RELATING TO OUR BUSINESS

CHANGES IN CONSUMER DEMAND AND PRICES COULD MATERIALLY AND ADVERSELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Demand for and pricing of our products are subject to economic conditions and other factors present in the various domestic and international markets where our products are sold. Demand for our OE products is subject to the level of consumer demand for new vehicles that are equipped with our parts. The level of new car purchases is cyclical, affected by such factors as interest rates, consumer confidence, patterns of consumer spending, fuel costs and the automobile replacement cycle. For example, we believe a key strength for our company is our supply of parts for many North American light trucks and SUVs, which are currently top sellers, but which consumers may not continue to prefer. Demand for our aftermarket, or replacement, products varies based upon such factors as the level of new vehicle purchases, which initially displaces demand for aftermarket products, the severity of winter weather, which increases the demand for certain aftermarket products, and other factors, including the average useful life of parts and number of miles driven. For example, weakened economic conditions in the United States over the last several years resulted in substantially all the customers of our North American operations slowing new vehicle production since 2001 compared to 1999 and 2000 levels. Further decreases in demand for automobiles and automotive products generally, or in the demand for our products in particular, could materially and adversely impact our financial condition and results of operations.

WE MAY BE UNABLE TO REALIZE SALES REPRESENTED BY OUR AWARDED BUSINESS, WHICH COULD MATERIALLY AND ADVERSELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The realization of future sales from awarded business is inherently subject to a number of important risks and uncertainties, including the number of vehicles that our OE customers will actually produce, the timing of that production and the mix of options that our OE customers and consumers may choose. For example, substantially all of our North American vehicle manufacturer customers slowed new light vehicle production in 2001, 2003 and 2004, with a slight increase in 2002. We remain cautious about production volumes for 2005 due to rising interest rates, oil and steel prices, current OE manufacturers' inventory levels and uncertainty regarding the willingness of OE manufacturers to continue to support vehicle sales through incentives. Given current economic conditions, we expect the North American light vehicle build to be approximately 15.8 million units in 2005, which is equal to 2004 levels. We expect the European light vehicle production to remain flat in 2005. In addition, our customers generally have the right to replace us with another supplier at any time for a variety of reasons and have increasingly demanded price decreases over the life of awarded business. Accordingly, we cannot assure you that we will in fact realize any or all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our financial condition and results of operations.

     In many cases, we must commit substantial resources in preparation for production under awarded OE business well in advance of the customer's production start date. In some instances, the terms of our OE customer arrangements permit us to recover these preproduction costs if the customer cancels the business through no fault of our company. Although we have been successful in recovering these costs under appropriate circumstances in the past, we can give no assurance that our results of operations will not be materially impacted in the future if we are unable to recover these types of pre-production costs related to OE cancellation of awarded business.

WE RECENTLY HAVE EXPERIENCED SIGNIFICANT INCREASES IN RAW MATERIALS PRICING, AND FURTHER CHANGES IN THE PRICES OF RAW MATERIALS COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

     Significant increases in the cost of certain raw materials used in our products, to the extent they are not timely reflected in the price we charge our customers or otherwise mitigated, could materially and adversely impact our results. For example, we recently have experienced significant increases in processed metal and raw carbon steel prices, which are a growing concern. Increased pressure on carbon steel prices is expected to continue into the foreseeable future. We are working hard to address this issue by evaluating alternative materials and processes, reviewing material substitution opportunities, increasing component and assembly outsourcing to low cost countries and aggressively negotiating with our customers to allow us to recover these higher costs from them. In addition to these actions, we continue to pursue productivity initiatives and review opportunities to reduce costs through restructuring activities. The situation remains fluid as we continue to pursue these actions. At this point, we are hopeful, but cannot assure you, that these actions and recent increases in new business awards will be effective in containing margin pressures from these significant steel price increases. See "Management's Discussion and Analysis of Financial Conditions and Results of

Operations -- Outlook" included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, for more information.

WE MAY BE UNABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE AUTOMOTIVE PARTS INDUSTRY.

     The automotive parts industry is highly competitive. Although the overall number of competitors has decreased due to ongoing industry consolidation, we face significant competition within each of our major product areas. The principal competitive factors are price, quality, service, product performance, design and engineering capabilities, new product innovation, global presence and timely delivery. We cannot assure you that we will be able to continue to compete favorably in this competitive market or that increased competition will not have a material adverse effect on our business by reducing our ability to increase or maintain sales or profit margins.

WE MAY NOT BE ABLE TO SUCCESSFULLY RESPOND TO THE CHANGING DISTRIBUTION CHANNELS FOR AFTERMARKET PRODUCTS.

     Major automotive aftermarket retailers, such as AutoZone and Advance Auto Parts, are attempting to increase their commercial sales by selling directly to automotive parts installers in addition to individual consumers. These installers have historically purchased from their local warehouse distributors and jobbers, who are our more traditional customers. We cannot assure you that we will be able to maintain or increase aftermarket sales through increasing our sales to retailers. Furthermore, because of the cost focus of major retailers, we have occasionally been required to offer price concessions to them. Our failure to maintain or increase aftermarket sales, or to offset the impact of any reduced sales or pricing through cost improvements, could have an adverse impact on our business and operating results.

WE MAY BE UNABLE TO REALIZE OUR BUSINESS STRATEGY OF IMPROVING OPERATING PERFORMANCE AND GENERATING SAVINGS AND IMPROVEMENTS TO HELP OFFSET PRICING PRESSURES FROM OUR CUSTOMERS.

     We have either implemented or plan to implement strategic initiatives designed to improve our operating performance. The failure to achieve the goals of these strategic initiatives could have a material adverse effect on our business, particularly since we rely on these initiatives to offset pricing pressures from our customers, as described above. See "-- Changes in consumer demand and prices could materially and adversely impact our financial condition and results of operations" and "-- We may be unable to realize sales represented by our awarded business, which could materially and adversely impact our financial condition and results of operations." We cannot assure you that we will be able to successfully implement or realize the expected benefits of any of these initiatives or that we will be able to sustain improvements made to date.

THE CYCLICALITY OF AUTOMOTIVE PRODUCTION AND SALES COULD CAUSE A DECLINE IN OUR FINANCIAL CONDITION AND RESULTS.

     A decline in automotive sales and production would likely cause a decline in our sales to vehicle manufacturers, and could result in a decline in our results of operations and financial condition. The automotive industry has been characterized historically by periodic fluctuations in overall demand for vehicles due to, among other things, changes in general economic conditions and consumer preferences. These fluctuations generally result in corresponding fluctuations in demand for our products. General Motors recently forecasted that it would produce 2.43 million vehicles in North America during the first six months of 2005, approximately 11 percent fewer than it produced in North America during the first six months of 2004. Similarly, Ford recently announced a production forecast of 1.85 million vehicles in North America during the first six months of 2005, approximately 6 percent fewer than it produced in North America during the first six months of 2004. The highly cyclical nature of the automotive industry presents a risk that is outside our control and that cannot be accurately predicted.

LONGER PRODUCT LIVES OF AUTOMOTIVE PARTS ARE ADVERSELY AFFECTING AFTERMARKET DEMAND FOR SOME OF OUR PRODUCTS.

     The average useful life of automotive parts has steadily increased in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. This has adversely impacted, and will likely continue to adversely impact, our aftermarket sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our aftermarket products. Aftermarket sales represented approximately 24 percent of our net sales for 2004, as compared to 25 percent of our net sales for 2003.

WE MAY INCUR MATERIAL COSTS RELATED TO PRODUCT WARRANTIES, ENVIRONMENTAL AND REGULATORY MATTERS AND OTHER CLAIMS, WHICH COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to guarantee or warrant their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. We cannot assure you that costs associated with providing product warranties will not be material, or that those costs will not exceed any amounts reserved for them in our financial statements. For a description of our accounting policies regarding warranty reserves, see our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein.

     Additionally, we are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which we operate. Soil and groundwater remediation activities are being conducted at certain of our current and former real properties. We record liabilities for these activities when environmental assessments indicate that the remedial efforts are probable and the costs can be reasonably estimated. On this basis, we have established reserves that we believe are adequate for the remediation activities at our current and former real properties. Although we believe our estimates of remediation costs are reasonable and are based on the latest available information, the cleanup costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. In future periods, we could be subject to cash or non-cash charges to earnings if we are required to undertake material additional remediation efforts based on the results of our ongoing analyses of the environmental status of our properties, as more information becomes available to us.

     We also from time to time are involved in legal proceedings, claims or investigations that are incidental to the conduct of our business. Some of these proceedings allege damages against us relating to environmental liabilities, intellectual property matters, personal injury claims, taxes, employment matters or commercial or contractual disputes. For example, we are involved in litigation with the minority owner of one of our Indian joint ventures over various operational issues that involves a court-mandated bidding process. We are also subject to a number of lawsuits initiated by a significant number of claimants alleging health problems as a result of exposure to asbestos. Many of these cases involve significant numbers of individual claimants. Many of these cases also involve numerous defendants, with the number of each in some cases exceeding 200 defendants from a variety of industries. As major asbestos manufacturers continue to go out of business, we may experience an increased number of these claims.

     We vigorously defend ourselves in connection with all of the matters described above. We cannot, however, assure you that the costs, charges and liabilities associated with these matters will not be material, or that those costs, charges and liabilities will not exceed any amounts reserved for them in our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental and Other Matters," and our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein, for further description.

THE HOURLY WORKFORCE IN THE AUTOMOTIVE INDUSTRY IS HIGHLY UNIONIZED AND OUR BUSINESS COULD BE ADVERSELY AFFECTED BY LABOR DISRUPTIONS.

     Although we consider our current relations with our employees to be good, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. As of December 31, 2004, we had approximately 18,400 employees, approximately 55 percent of which are covered by collective bargaining agreements that expire and are renegotiated at various points in time. At December 31, 2004, approximately 25 percent of our employees that are covered by collective bargaining agreements were also represented by European workers' councils. We have not experienced a material labor disruption in our workforce in the last ten years, but there can be no assurance that we will not experience a material labor disruption at one of our facilities in the future in the course of renegotiation of our labor arrangements or otherwise. In addition, substantially all of the hourly employees of North American vehicle manufacturers are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America under collective bargaining agreements and vehicle manufacturers and their employees in other countries are also subject to labor agreements. A work stoppage or strike at the production facilities of a significant customer, at our facilities or at a significant supplier could have an adverse impact on us by disrupting demand for our products and/or our ability to manufacture our products. For example, a GM strike in 1998 reduced second and third quarter revenue and income growth of our OE business in that year.

CONSOLIDATION AMONG AUTOMOTIVE PARTS CUSTOMERS AND SUPPLIERS COULD MAKE IT MORE DIFFICULT FOR US TO COMPETE FAVORABLY.

     Our financial condition and results of operations could be adversely affected because the customer base for automotive parts is consolidating in both the original equipment market and aftermarket. As a result, we are competing for business from fewer customers. Due to the cost focus of these major customers, we have been, and expect to continue to be, required to reduce prices as part of our initial business quotations and over the life of vehicle platforms we have been awarded. We cannot be certain that we will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions required by existing customers and necessary to win additional business.

     Furthermore, the trend toward consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales.

WE ARE DEPENDENT ON LARGE CUSTOMERS FOR FUTURE REVENUES, THE LOSS OF ANY OF WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

     We depend on major vehicle manufacturers for a substantial portion of our net sales. For example, during 2004, GM, Ford, Volkswagen and DaimlerChrysler accounted for approximately 18 percent, 12 percent, 11 percent, and 8 percent of our net sales, respectively. The loss of all or a substantial portion of our sales to any of our large-volume customers could have a material adverse effect on our financial condition and results of operations by reducing cash flows and our ability to spread costs over a larger revenue base. We may make fewer sales to these customers for a variety of reasons, including: (i) loss of awarded business; (ii) reduced or delayed customer requirements; or (iii) strikes or other work stoppages affecting production by the customers.

WE ARE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

     We have manufacturing and distribution facilities in many regions and countries, including Australia, China, India, North America, Europe and South America, and sell our products worldwide. For 2004, approximately 53 percent of our net sales were derived from operations outside North America. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

     -  exposure to local economic conditions;

     - exposure to local political conditions, including the risk of seizure of assets by foreign government;

     - exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

     - exposure to local public health issues and the resultant impact on economic and political conditions;

     -  currency exchange rate fluctuations;

     -  hyperinflation in certain foreign countries;

     - controls on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

     -  export and import restrictions.

EXCHANGE RATE FLUCTUATIONS COULD CAUSE A DECLINE IN OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a result of our international operations, we generate a significant portion of our net sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business. For example, where we have significantly more costs than revenues generated in a foreign currency, we are subject to risk if that foreign currency appreciates against the U.S. dollar because the appreciation effectively increases our costs in that location. From time to time, as and when we determine it is appropriate and advisable to do so, we will seek to mitigate the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure you, however, that we will continue this practice or be successful in these efforts.

     The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. For example, our European operations were positively impacted in 2002, 2003 and 2004 due to the strengthening of the Euro against the U.S. dollar. Our South American operations were negatively impacted by the devaluation in 2000 of the Brazilian currency as well as by the devaluation of the Argentine currency in 2002. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments.

FURTHER SIGNIFICANT CHANGES IN OUR STOCKHOLDER COMPOSITION MAY JEOPARDIZE OUR ABILITY TO USE SOME OR ALL OF OUR NET OPERATING LOSS CARRYFORWARDS.

     As of December 31, 2004, we had U.S. Federal net operating loss ("NOL") carryforwards of $569 million available to reduce taxable income in future years, and these NOL carryforwards expire in various years through 2024. The federal tax effect of these NOLs is $199 million and is recorded as an asset on our balance sheet at December 31, 2004. Our ability to utilize our NOL carryforwards could become subject to significant limitations under Section 382 of the Internal Revenue Code ("Section 382") if we undergo a majority ownership change. We would undergo a majority ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, five percent or more of our common stock or are otherwise treated as five percent stockholders under
Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of a majority ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards. If we were to undergo a majority ownership change, we would be required to record a reserve for some or all of the asset currently recorded on our balance sheet. As of December 31, 2004, we believe that there had been a significant change, but not a majority change, in our ownership during the prior three years. We cannot, however, assure you that we will not undergo a majority ownership change in the future. Further, because an ownership change for federal tax purposes can occur based on trades among our existing stockholders, whether we undergo a majority ownership change may be a matter beyond our control.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus constitute "forward-looking statements" as that term is defined under Section 21E of the Securities Exchange Act of 1934, as amended, concerning, among other things, the prospects and developments of our company and business strategies for our operations, all of which are subject to risks and uncertainties. These forward-looking statements are included in various sections of this prospectus. They are identified as "forward-looking statements" or by their use of terms (and variations thereof) such as "will," "may," "can," "anticipate," "intend," "continue," "estimate," "expect," "plan," "should," "outlook," "believe" and "seek," and similar terms (and variations thereof) and phrases.

     Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in "Risk Factors" and:

     -  general economic, business and market conditions;

     - potential legislation, regulatory changes and other governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

     - new technologies that reduce the demand for certain of our products or otherwise render them obsolete;

     - our ability to integrate operations of acquired businesses quickly and in a cost effective manner;

     - changes in distribution channels or competitive conditions in the markets and countries where we operate;

     - capital availability or costs, including changes in interest rates, market perceptions of the industries in which we operate or ratings of securities;

     - increases in the cost of compliance with regulations, including environmental regulations and environmental liabilities in excess of the amount reserved;

     - changes by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or the Commission of authoritative accounting principles generally accepted in the United States of America or policies;

     - acts of war or terrorism, including, but not limited to, the events taking place in the Middle East, the current military actions in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate; and

     - the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.

     Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results, we express that expectation or belief in good faith and believe it has a reasonable basis, but we can give no assurance that the statement of expectation or belief will result or be achieved or accomplished.

     You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any scenarios or results contained in any forward-looking statement made in this prospectus or elsewhere might not occur.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

     We used all of the net proceeds of the offering of the old notes, which were $487 million after deducting discounts to the initial purchasers and offering expenses, together with cash on hand of $42 million, to redeem $500 million principal amount of our 11 5/8 percent senior subordinated notes due 2009, including the applicable premiums. The outstanding senior subordinated notes were redeemable at a price of 105.813 percent of principal amount, plus accrued and unpaid interest to the date of redemption. See "Unaudited Pro Forma Consolidated Financial Statement" beginning on page PF-1.

                                 CAPITALIZATION

     The following table sets forth our unaudited historical capitalization as of December 31, 2004. You should read this table in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference. You should also read this table in conjunction with "Unaudited Pro Forma Consolidated Financial Statement," which is included in this prospectus.

                                                              DECEMBER 31,
                                                                  2004
                                                              ------------
                                                                 ACTUAL
                                                              ------------
                                                              (DOLLARS IN
                                                               MILLIONS)
Cash and cash equivalents...................................     $  214
                                                                 ======
Total debt (1):
   Credit facilities
      Revolving credit facility (2).........................     $   --
      Tranche B letter of credit/revolving loan facility
           (3)..............................................         --
      Term loan B (4).......................................        396
   10 1/4% senior secured notes due 2013 (5)................        489
   8 5/8% senior subordinated notes due 2014................        500
   Obligations under capital leases and other...............         35
                                                                 ------
            Total debt......................................     $1,420
                                                                 ------
Minority interest...........................................         24
Shareholders' equity........................................        150
                                                                 ------
Total capitalization........................................     $1,594
                                                                 ======

------------

(1) Total debt includes actual short-term debt of $19 million. Total debt does not include assets sold under accounts receivable securitization arrangements. As of December 31, 2004, we had sold $68 million of receivables in North America under an accounts receivable securitization facility and $56 million in Europe under uncommitted arrangements. See "Description of Indebtedness and Other Obligations -- Receivables Financing."

(2) At December 31, 2004, the revolving credit facility included commitments of $220 million. At December 31, 2004, there were no borrowings outstanding under the revolving credit facility, and we had additional available borrowing capacity of $220 million, subject to certain conditions. Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million.

(3) At December 31, 2004, the senior credit facility included a seven-year $180 million tranche B-1 letter of credit/revolving loan facility. At December 31, 2004, we had used $46 million for letters of credit and we had additional borrowing capacity of $134 million, subject to certain conditions. Under current accounting rules, the tranche B-1 letter of credit/revolving loan facility will be reflected as debt on our balance sheet only if we have outstanding thereunder revolving loans or payments by the facility in respect of letters of credit. Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million.

(4) On February 24, 2005, we voluntarily prepaid $40 million in principal on the term loan B, reducing it from $396 million to $356 million.

(5) Includes a premium of $15 million, as $125 million of the senior secured notes were issued at a premium of 113 percent of principal amount.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data as of and for the years ended December 31, 2002, 2003 and 2004 were derived from the audited financial statements of Tenneco Automotive Inc. and its consolidated subsidiaries which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. See "Experts." The following summary historical consolidated financial data as of and for the years ended December 31, 2000 and 2001 were derived from the audited financial statements of Tenneco Automotive Inc. and its consolidated subsidiaries which have been audited by Arthur Andersen LLP. See "Risk Factors -- Risks Relating to Our Prior Auditors." You should read all of this information in conjunction with the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for the year ended December 31, 2004 contained in our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference in this prospectus.

                                                                                 YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                               2000(1)      2001(1)      2002(1)      2003(1)      2004(1)
                                                              ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENTS OF INCOME (LOSS) DATA:
Net sales and operating revenues............................  $    3,528   $    3,364   $    3,459   $    3,766   $    4,213
Income before interest expense, income taxes, and minority
   interest--
   North America............................................          64           52          129          131          130
   Europe and South America.................................          37           23           24           23           22
   Asia Pacific.............................................          19           17           16           22           19
                                                              ----------   ----------   ----------   ----------   ----------
   Total....................................................         120           92          169          176          171
Interest expense (net of interest capitalized)(2)...........         188          170          141          149          179
Income tax expense (benefit)(2).............................         (28)          51           (7)          (6)         (25)
Minority interest...........................................           2            1            4            6            4
                                                              ----------   ----------   ----------   ----------   ----------
Income (loss) before cumulative effect of change in
   accounting principle.....................................         (42)        (130)          31           27           13
Cumulative effect of change in accounting principle, net of
   income tax(3)............................................          --           --         (218)          --           --
                                                              ----------   ----------   ----------   ----------   ----------
Net income (loss)...........................................  $      (42)  $     (130)  $     (187)  $       27   $       13
                                                              ----------   ----------   ----------   ----------   ----------
Average number of shares of common stock outstanding
      Basic.................................................  34,735,766   37,779,837   39,795,481   40,426,136   41,534,810
      Diluted...............................................  34,906,825   38,001,248   41,667,815   41,767,959   44,180,460
Earnings (loss) per average share of common stock--
      Basic:
         Before cumulative effect of change in accounting
            principle.......................................  $    (1.20)  $    (3.43)  $     0.78   $     0.67   $     0.33
         Cumulative effect of change in accounting
            principle(3)....................................          --           --        (5.48)          --           --
                                                              ----------   ----------   ----------   ----------   ----------
                                                              $    (1.20)  $    (3.43)  $    (4.70)  $     0.67   $     0.33
                                                              ----------   ----------   ----------   ----------   ----------
      Diluted:
         Before cumulative effect of change in accounting
            principle.......................................  $    (1.20)  $    (3.43)  $     0.74   $     0.65   $     0.31
         Cumulative effect of change in accounting
            principle(3)....................................          --           --        (5.48)          --           --
                                                              ----------   ----------   ----------   ----------   ----------
                                                              $    (1.20)  $    (3.43)  $    (4.74)  $     0.65   $     0.31
                                                              ----------   ----------   ----------   ----------   ----------
Cash dividends per common share.............................  $     0.20   $       --   $       --   $       --   $       --
BALANCE SHEET DATA:
Total assets................................................  $    2,937   $    2,698   $    2,557   $    2,845   $    3,110
Short-term debt.............................................          92          191          228           20           19
Long-term debt..............................................       1,435        1,324        1,217        1,410        1,401
Minority interest...........................................          14           15           19           23           24
Shareholders' equity (deficit)..............................         330           74          (94)          58          150
STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities...................  $      234   $      141   $      188   $      281   $      200
Net cash used by investing activities.......................        (157)        (126)        (107)        (127)        (116)
Net cash provided (used) by financing activities............        (123)           3          (73)         (49)         (12)
Capital expenditures........................................         146          127          138          130          130
OTHER FINANCIAL DATA:
EBITDA(4)...................................................  $      271   $      245   $      313   $      339   $      348
Ratio of EBITDA to interest expense.........................        1.45         1.44         2.22         2.28         1.94
Ratio of total debt to EBITDA...............................        5.63         6.18         4.62         4.22         4.08
Ratio of earnings to fixed charges(5).......................        0.63         0.56         1.17         1.16         0.95
Working capital as a percent of sales(6)....................        10.1%         6.0%         3.6%         2.1%         0.9%
                                                              ----------   ----------   ----------   ----------   ----------

NOTE: Our financial statements for the five years ended December 31, 2004, which are discussed in the following notes, are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, incorporated by reference herein. We have reclassified prior years' financial statements where appropriate to conform to 2004 presentations.

 (1) For a discussion of the significant items affecting comparability of the financial information for the years ended December 31, 2002, 2003 and 2004, see, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein. In accordance with Emerging Issues Task Force Issue No. 00-14, we have reduced revenues for 2000 by $21 million to reflect the reclassification of certain sales incentives that were previously shown in selling, general and administrative expense. In October 2004, we announced a change in the structure of our organization which changed our reportable segments. The European segment now includes South American operations. While this has no impact on our consolidated results, it changes our segment results.

 (2) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 145, the losses on the prepayments of debt in 2000 of $2 million were reclassified to interest expense.

 (3) In 2002, we adopted SFAS No. 142 which changes the accounting for purchased goodwill from an amortization method to an impairment only approach. You should also read the notes to our consolidated financial statements, appearing in Item 8 of our

     Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein for additional information.

 (4) EBITDA represents net income before cumulative effect of change in accounting principle, interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our company's performance. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation. EBITDA is derived from the statements of income as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------
                                                                   2000   2001    2002    2003   2004
                                                                   ----   -----   -----   ----   ----
                                                                         (DOLLARS IN MILLIONS)
     Net income (loss)...........................................  $(42)  $(130)  $(187)  $ 27   $ 13
     Cumulative effect of change in accounting principle, net of
        income tax...............................................    --      --     218     --     --
     Minority interest...........................................     2       1       4      6      4
     Income tax expense (benefit)................................   (28)     51      (7)    (6)   (25)
     Interest expense (net of interest capitalized)..............   188     170     141    149    179
     Depreciation and amortization of other intangibles..........   151     153     144    163    177
                                                                   ----   -----   -----   ----   ----
     EBITDA......................................................  $271   $ 245   $ 313   $339   $348
                                                                   ----   -----   -----   ----   ----

 (5) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. See Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein, for the calculation of this ratio. For the years ended December 31, 2000, 2001 and 2004, earnings were insufficient by $76 million, $80 million and $9 million, respectively, to cover fixed charges.

 (6) For purposes of computing working capital as a percentage of sales, we exclude cash and cash equivalents and the current portion of long-term debt from the calculation. We exclude these items because we manage our working capital activity through cash and short-term debt. To include these items in the calculation would distort actual working capital changes. Our calculation of working capital as a percentage of sales is as follows:

                                                                                YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------
                                                                    2000       2001      2002       2003       2004
                                                                   -------    -------   -------    -------    -------
                                                                    (DOLLARS IN MILLIONS EXCEPT PERCENTAGE AMOUNTS)
     Current assets:
        Receivables--customer notes and accounts, net............  $  457     $  380    $  394     $  427     $  458
        Receivables--other.......................................      30         15        15         15         30
        Inventories..............................................     422        326       352        343        382
        Deferred income taxes....................................      76         66        56         63         70
        Prepayments and other....................................      89        101        95        104        124
                                                                   ------     ------    ------     ------     ------
                                                                   $1,074     $  888    $  912     $  952     $1,064
     Current liabilities:
        Trade payables...........................................  $  464     $  401    $  505     $  621     $  696
        Accrued taxes............................................      16         35        40         19         24
        Accrued interest.........................................      35         25        23         42         35
        Accrued liabilities......................................     134        148       172        162        226
        Other accruals...........................................      68         76        48         29         47
                                                                   ------     ------    ------     ------     ------
                                                                   $  717     $  685    $  788     $  873     $1,028
     Working capital (current assets less current liabilities)...  $  357     $  203    $  124     $   79     $   36
     Sales.......................................................  $3,528     $3,364    $3,459     $3,766     $4,213
     Working capital as a percent of sales.......................    10.1%       6.0%      3.6%       2.1%       0.9%

                                   MANAGEMENT

     The following table sets forth information regarding persons who, as of the date of this prospectus, are executives or directors of Tenneco Automotive Inc.

                                 AGE AT
                                MARCH 15,
NAME                              2005                             POSITION(S)
----                          -------------                        -----------
Mark P. Frissora                   49         Chairman of the Board of Directors, Chief Executive
                                              Officer and President
Timothy R. Donovan                 49         Executive Vice President and General Counsel and
                                              Managing Director -- Asia Pacific and Director
Charles W. Cramb                   58         Director
M. Kathryn Eickhoff                65         Director
Frank E. Macher                    64         Director
Roger B. Porter                    58         Director
David B. Price, Jr.                58         Director
Dennis G. Severance                60         Director
Paul T. Stecko                     59         Director
Jane L. Warner                     57         Director
Hari N. Nair                       45         Executive Vice President and Managing
                                              Director -- Europe and South America
Richard P. Schneider               57         Senior Vice President -- Global Administration
Brent J. Bauer                     49         Senior Vice President and General Manager -- North
                                              American Original Equipment Emissions Control
Kenneth R. Trammell                44         Senior Vice President and Chief Financial Officer
Timothy E. Jackson                 48         Senior Vice President -- Manufacturing, Engineering
                                              and Global Technology
Paul Schultz                       54         Senior Vice President -- Global Supply Chain
                                              Management
Neal Yanos                         43         Senior Vice President and General Manager -- North
                                              American Original Equipment Ride Control and North
                                              American Aftermarket
James A. Perkins, Jr.              42         Vice President and Controller

                                   DIRECTORS

     Charles W. Cramb -- Mr. Cramb has been Senior Vice President and Chief Financial Officer of The Gillette Company, a global manufacturer and marketer of a wide variety of consumer products, since 1997. He joined Gillette in 1970 and served in a number of financial positions. From 1976 to 1981, he held several key financial management positions in Gillette's European operations, including Manager, Financial Services, Gillette Europe, and Financial Controller, Gillette Industries Limited, UK. From 1981 to 1995, he held a series of senior financial management positions in the United States, including Controller, International Operations; Vice President, Finance and Strategic Planning, Gillette North Atlantic Group; Assistant Controller, The Gillette Company; and Vice President, Finance, Planning and Administration, Diversified Group. From 1995 to 1997, he was Corporate Vice President and Corporate Controller. He is a director of the Private Sector Council, where he is Vice Chairman. He also serves on the Board of Visitors for Lawrence Academy and for the College of Business Administration, Northeastern University. He is also a director of Idenix Pharmaceuticals Inc., where he is a member of the Audit Committee. He was elected to our Board of Directors in March of 2003 and is the Chairman of our Audit Committee.

     Timothy R. Donovan -- Mr. Donovan was elected to our Board of Directors on March 9, 2004. See below under "-- Executive Officers" for a summary of his background.

     M. Kathryn Eickhoff -- Ms. Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget. Prior to that, Ms. Eickhoff spent 23 years at Townsend Greenspan & Co., Inc., an economic consulting firm, most recently as Executive Vice President and Treasurer. She is also a director of AT&T Corp., where she is a member of the Audit Committee and the Nominating and Governance Committee, and The Moorings, Inc., a non-profit retirement community in Naples, Florida. Ms. Eickhoff has been a director of our company since 1996 (and prior to that was a director of the former Tenneco Inc. since 1987). She also served as a member of Tenneco Inc.'s Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985. Ms. Eickhoff is a member of our Audit Committee and Three-Year Independent Director Evaluation Committee.

     Mark P. Frissora -- Mr. Frissora was named our Chairman in March 2000. See below under "-- Executive Officers" for a summary of his background.

     Frank E. Macher -- Mr. Macher served as Chief Executive Officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts and supplies, from January 2001 to July 2003 and as Chairman of Federal Mogul from October 2001 to January 2004. From June 1997 to his retirement in July 1999, Mr. Macher served as President and Chief Executive Officer of ITT Automotive, a supplier of automotive components. From 1966 to his retirement in 1996, Mr. Macher was employed by Ford Motor Company, serving most recently as Vice President and General Manager of the Automotive Components Division. Mr. Macher was named a director of our company in July 2000. He is also a director of Federal Mogul Corporation, a director of Decoma International, Inc., where he serves on the Audit Committee, and a member of the Board of Trustees of Kettering University and the Detroit Renaissance. Mr. Macher is a member of our Audit Committee.

     Roger B. Porter -- Mr. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985 and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of Zions Bancorporation (where he serves as the Chairman of the Audit Committee and is a member of the Compensation Committee and the Executive Committee), Pactiv Corporation (where he serves on the Compensation/Nominating/Governance Committee) and Extra Space Storage Inc. (where he serves as the Chairman of the Compensation, Nominating and Corporate Governance Committee and is a member of the Audit Committee). Mr. Porter has been a director of our company since 1998. Mr. Porter is the Chairman of our Compensation/Nominating/Governance Committee and a member of our Three-Year Independent Director Evaluation Committee.

     David B. Price, Jr. -- Mr. Price has served as Chief Executive Officer of Birdet Price, LLC, an investment and consulting firm, since July 2001. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials Segment of BF Goodrich Company prior to its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. He is also a director of CH2M HILL. Mr. Price was named a director of our company in 1999. Mr. Price is a member of our Three-Year Independent Director Evaluation Committee and the Chairman of our Compensation/Nominating/Governance Committee.

     Dennis G. Severance -- Dr. Severance is the Accenture Professor of Computer and Information Systems of the University of Michigan Business School. Before joining the University of Michigan in 1978, Dr. Severance was an Associate Professor and Principal Investigator in the Management Information System Research Center at the University of Minnesota. Prior to that, he was an Assistant Professor in the Department of Operations Research at Cornell University. Dr. Severance became a director in July 2000. Dr. Severance is a member of our Audit Committee.

     Paul T. Stecko -- Mr. Stecko has served as the Chief Executive Officer of Packaging Corporation of America since April 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging Inc., Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko has been a director of our company since 1998. He is also a director of State Farm Mutual Insurance Company, American Forest and Paper Association and Cives Corporation, and is the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee and the Chairman of our Three-Year Independent Director Evaluation Committee.

     Jane L. Warner -- Ms. Warner has been President of Plexus Systems, L.L.C. since June 2004. From 2000 to June 2004, Ms. Warner held various positions with Electronic Data Systems Corporation ("EDS"), including President of its Global Manufacturing Industry Solutions Group and Managing Director of its Global Automotive Industry Group. Prior to joining EDS, Ms. Warner served as President of Kautex Textron Inc. North America from 1998 to 1999 and Executive Vice President for Textron Automotive Company from 1994 to 1999. Previously, Ms. Warner held various positions over a 20-year span at General Motors Corporation, including positions in engineering, manufacturing and human resources. Ms. Warner was named a director in October 2004. Ms. Warner also is a board member of MeadWestvaco Corporation, where she sits on the Audit and Safety, Health and Environmental Committees, a board member of the Original Equipment Suppliers Association and Chairman of the Board of Trustees for Kettering University.

     The present term of office for the directors named above will generally expire at the 2005 annual meeting of stockholders, subject to their earlier retirement, resignation or removal.

                               EXECUTIVE OFFICERS

     Mark P. Frissora -- Mr. Frissora became our Chief Executive Officer in connection with the 1999 spin off of Pactiv Corporation and has been serving as President of the automotive operations since April 1999. In March 2000, he was also named our Chairman. From 1996 to April 1999, he held various positions within our automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Mr. Frissora joined us in 1996 from AeroquipVickers Corporation, where he served since 1991 as a Vice President. In the 15 years prior to joining AeroquipVickers, he served for ten years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a member of The Business Roundtable and the World Economic Forum's Automotive Board of Governors. He is also a director of NCR Corporation, where he serves on its Compensation Committee, and FMC Corporation, where he serves on its Audit Committee. Mr. Frissora became a director of our company in 1999.

     Timothy R. Donovan -- Mr. Donovan was named Managing Director of our International Group in May 2001 with responsibility for all operations in Asia and South America, as well as our Japanese OE business worldwide. In October 2004, he was named Managing Director -- Asia Pacific, with responsibility for Australia, Asia, New Zealand and our Japanese OE business. He was named our Senior Vice President and General Counsel in August 1999. He was promoted to Executive Vice President in December 2001. Mr. Donovan also is in charge of our worldwide Environmental, Health and Safety Program. Prior to joining us, Mr. Donovan was a partner in the law firm of Jenner & Block from 1989, and at the time of his resignation in September 1999 was serving as the Chairman of its Corporate and Securities Department and as a member of its Executive Committee. He is also a director of John B. Sanfilippo & Son, Inc., where he is a member of its Compensation Committee and is the Chairman of its Audit Committee. On March 9, 2004, Mr. Donovan was elected to our Board of Directors.

     Hari N. Nair -- Mr. Nair was named our Executive Vice President and Managing Director -- Europe effective June 2001. Previously he was Senior Vice President and Managing Director -- International. Prior to December 2000, Mr. Nair was the Vice President and Managing Director -- Emerging Markets. Previously, Mr. Nair was the Managing Director for Tenneco Automotive Asia, based in Singapore and responsible for all operations and development projects in Asia. He began his career with the former Tenneco Inc. in 1987, holding various positions in strategic planning, marketing, business development, quality and finance. Prior to joining Tenneco, Mr. Nair was a senior financial analyst at General Motors Corporation focusing on European operations.

     Richard P. Schneider -- Mr. Schneider was named as our Senior Vice President -- Global Administration in connection with the 1999 spin off and is responsible for the development and implementation of human resources programs and policies and employee communications activities for our worldwide operations. Prior to the 1999 spin off, Mr. Schneider served as our Vice President -- Human Resources. He joined us in 1994 from International Paper Company where, during his 20 year tenure, he held key positions in labor relations, management development, personnel administration and equal employment opportunity.

     Brent J. Bauer -- Mr. Bauer joined the former Tenneco Inc. in August 1996 as a Plant Manager and was named Vice President and General Manager -- European Original Equipment Emission Control in September 1999. Mr. Bauer was named Vice President and General Manager -- European and North American Original Equipment Emission Control in July 2001. Currently, Mr. Bauer serves as our Vice President and General Manager -- North American Original Equipment Emission Control. Prior to joining Tenneco, he was employed at AeroquipVickers Corporation for ten years in positions of increasing responsibility serving most recently as Director of Operations.

     Kenneth R. Trammell -- Mr. Trammell was named our Senior Vice President and Chief Financial Officer in September 2003, having served as our Vice President and Controller from September 1999. From April 1997 to November 1999 he served as Corporate Controller of Tenneco Inc. He joined Tenneco Inc. in May 1996 as Assistant Controller. Before joining Tenneco Inc., Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP, last serving as a senior manager.

     Timothy E. Jackson -- Mr. Jackson joined us as Senior Vice President and General Manager -- North American Original Equipment and Worldwide Program Management in June 1999. He served in this position until August 2000, at which time he was named Senior Vice President -- Global Technology. Mr. Jackson joined us from ITT Industries where he was President of that company's Fluid Handling Systems Division. With over 20 years of management experience, 14 within the automotive industry, he was also Chief Executive Officer for HiSAN, a joint venture between ITT Industries and Sanoh Industrial Company. Mr. Jackson has also served in senior management positions at BF Goodrich Aerospace and General Motors Corporation.

     Paul Schultz -- Mr. Schultz was named our Senior Vice President -- Global Supply Chain Management in April 2002. Prior to joining the company, Mr. Schultz was the Vice President, Supply Chain Management at Ingersoll-Rand Company. Mr. Schultz joined Ingersoll-Rand in 1998 as Vice President, Strategic Sourcing for their joint venture company, Ingersoll Dresser Pump. He was later promoted to Vice President, Manufacturing Operations, where he successfully introduced and led the Six Sigma initiative. Prior to joining Ingersoll-Rand, Mr. Schultz was with AlliedSignal (now Honeywell International) where he served for 25 years in staff and management positions. Most recently, he was our Corporate Director, Global Commodity Management.

     Neal Yanos -- Mr. Yanos was named our Senior Vice President and General Manager -- North American Original Equipment Ride Control and North American Aftermarket on May 8, 2003. He joined our Monroe ride control division as a process engineer in 1988 and since that time has served in a broad range of assignments including product engineering, strategic planning, business development, finance, program management and marketing, including Director of our North American original equipment GM/VW business unit and most recently as our Vice President and General Manager -- North American Original Equipment Ride Control from December 2000. Before joining our company, Mr. Yanos was employed in various engineering positions by Sheller Globe Inc. (now part of Lear Corporation) from 1985 to 1988.

     James A. Perkins, Jr. -- Mr. Perkins joined us as Vice President and Controller in February of 2004. Prior to joining the company, Mr. Perkins spent fifteen years with General Electric in various management positions in acquisitions integration, finance and corporate audit. Most recently, from 2001 to 2003, he was Director, Commercial Operations for GE Medical Systems Information Technology, a provider of products and services for the medical industry. Prior to that, he served as Chief Financial Officer and Vice President for GE-Fanuc Corporation from 1999 to 2000 (manufacturing related products) and for GE-Medical Systems Ultrasound from 1998 to 1999 (medical-related devices and services).

     The present term of office for the officers named above will generally expire on the earliest of their retirement, resignation or removal.

     For information regarding our director and officer compensation and benefits, please refer to our periodic filings with the Commission under the Securities Exchange Act of 1934.

      SECURITY OWNERSHIP OF CERTAIN OTHER BENEFICIAL OWNERS AND MANAGEMENT

                                   MANAGEMENT

     The following table shows, as of March 15, 2005, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director; (2) each of our five most highly compensated executive officers for 2003; and (3) all current directors and executive officers as a group.

                                                                  SHARES OF
                                                                   COMMON
                                                              STOCK(1)(2)(3)(4)
                                                              -----------------
DIRECTORS
Charles W. Cramb............................................          6,000
M. Kathryn Eickhoff.........................................         52,652
Frank E. Macher.............................................         30,804
Roger B. Porter.............................................         34,653
David B. Price, Jr. ........................................         63,824
Dennis G. Severance.........................................         32,804
Paul T. Stecko..............................................         38,796
Jane L. Warner..............................................          1,000

NAMED EXECUTIVE OFFICERS
Mark P. Frissora............................................        827,780
Timothy R. Donovan..........................................        166,209
Hari N. Nair................................................        270,364
Kenneth R. Trammell.........................................        113,895
Richard P. Schneider........................................        252,078
All executive officers and directors as a group (18
  individuals)..............................................      2,469,861(5)

------------

(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares.

(2) Includes restricted shares. At March 15, 2005, Ms. Eickhoff and Messrs. Donovan, Frissora, Nair, Trammell and Schneider held 17,399, 46,000, 175,000, 46,000, 27,250 and 29,500 restricted shares, respectively. Also includes shares that are subject to options that are exercisable within 60 days of March 15, 2005 for Mmes. Eickhoff and Warner and Messrs. Cramb, Donovan, Frissora, Macher, Porter, Price, Severance, Stecko, Nair, Trammell and Schneider to purchase 30,000, 0, 5,000, 96,000, 650,000, 27,500, 30,000,
    30,000, 27,500, 30,000, 189,334, 76,250 and 174,000, respectively.

(3) Mr. Frissora beneficially owns approximately 1.9 percent of the outstanding common stock. Each of the other individuals listed in the table owns less than 1 percent of the outstanding shares of our common stock, respectively, except for all directors and executive officers as a group, who beneficially own approximately 5.7 percent of the outstanding common stock.

(4) For non-management directors, does not include common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at the Company's option, shares of common stock after a non-management director ceases to serve as a director. At March 15, 2005, the total number of common stock equivalents held by Mmes. Eickhoff and Warner and Messrs. Cramb, Macher, Porter, Price, Severance and Stecko was 22,756, 2,370, 15,784, 27,462, 61,249, 40,554, 43,318, 40,554, respectively.

(5) Includes 1,758,123 shares that are subject to options that are exercisable within 60 days of March 15, 2005 by all executive officers and directors as a group. Includes 461,982 restricted shares.

                           CERTAIN OTHER STOCKHOLDERS

     The following table sets forth, as of March 15, 2005 certain information regarding the persons known by us to be the beneficial owner of more than 5 percent of our outstanding common stock (the only class of voting securities outstanding).

                                                                             PERCENT OF
                                                               SHARES OF       COMMON
                      NAME AND ADDRESS                        COMMON STOCK      STOCK
                   OF BENEFICIAL OWNER(1)                       OWNED(1)     OUTSTANDING
                   ----------------------                     ------------   -----------
Barclays Global Investors, NA and related entities..........   4,205,682(2)     9.65%

------------

(1) This information is based on information contained in filings made with the Commission regarding the ownership of our common stock.

(2) Barclays Global Investors, NA and various related entities (collectively, "Barclays"), 45 Fremont Street, San Francisco, California 94105, have indicated that they have sole voting power over 3,940,076 shares and sole dispositive power over 4,205,682 shares in the aggregate. Barclays has also advised the Company that all shares reflected above are held in trust accounts on behalf of the beneficiaries of those accounts.

               DESCRIPTION OF INDEBTEDNESS AND OTHER OBLIGATIONS

                         RECENT FINANCING TRANSACTIONS

     In 2003, we completed a series of transactions that resulted in the full refinancing of our senior credit facility.

     Our 2003 financing transactions began in June 2003, with our offering and sale of an initial $350 million of 10 1/4 percent senior secured notes due 2013 in a private offering. We used the net proceeds of that offering, which totaled approximately $338 million, to prepay $251 million of term loans and $87 million of revolving credit borrowings outstanding under our senior credit facility at that time. In October 2003, those $350 million of senior secured notes were exchanged for $350 million of senior secured notes that had been registered under the Securities Act.

     In December 2003, we completed the refinancing of our senior credit facility through an amendment and restatement of our senior credit agreement. At that time, we received $136 million of net proceeds from the offering and sale of an additional $125 million principal amount of 10 1/4 percent senior secured notes due 2013 in a private offering, after deducting underwriting discounts and commissions and other expenses and including a 13 percent price premium over the principal amount. Also at that time, we received $391 million in net proceeds from the new term loan B borrowings under our amended and restated senior credit facility, after deducting fees and other expenses. We used the combined net proceeds of these December 2003 transactions, which were approximately $527 million, to repay the $514 million outstanding under term loans A, B and C under our senior credit facility immediately prior to the completion of the transactions. The remaining $13 million of net proceeds were used for general corporate purposes. See "-- Senior Credit Facility," "-- Senior Secured Notes" and "Capitalization."

     In April 2004, we entered into three separate fixed-to-floating interest rate swaps with two separate financial institutions. These agreements swapped an aggregate of $150 million of fixed interest rate debt with a per annum rate of 10 1/4 percent to floating interest rate debt at a per annum rate of LIBOR plus a spread of 5.68 percent. Each agreement requires semi-annual settlements through July 15, 2013. Our obligations under these agreements are secured by the same assets that secure our senior credit facility. See "-- Senior Credit Facility." Based on the current LIBOR as determined under the agreements of 2.89 percent (which rate is effective until July 15, 2005), these swaps would reduce our quarterly interest expense by less than $1 million, which is not reflected in the pro forma information presented elsewhere in this offering memorandum for periods prior to April 2004. LIBOR is currently approximately 0.10 percent higher than LIBOR determined under the agreements. If this is still the case on July 15, 2005, the interest expense savings from these arrangements would be reduced.

     In November 2004, we issued the old notes as part of a transaction designed to reduce our interest expense by allowing us to redeem our then outstanding $500 million of 11 5/8 percent senior subordinated notes maturing in October of 2009. We completed this redemption on December 20, 2004, using the net proceeds of the issuance of the old notes, together with cash on hand.

     In connection with the refinancing of the 11 5/8 percent senior subordinated notes, we amended the senior credit facility for the second time effective November 17, 2004. This amendment allowed us to use up to $50 million in cash on hand to pay redemption premiums and/or other fees and costs in connection with the redemption and refinancing of the senior subordinated notes. This amendment also excluded any redemption premium associated with the 11 5/8 percent senior subordinated notes and any interest incurred on the notes between the call date of November 19, 2004 and the redemption date of December 20, 2004 from cash interest expense for purposes of the definition of consolidated interest expense in the senior credit facility. In exchange for these amendments, we agreed to pay a small fee to the consenting lenders. We also incurred legal, advisory and other costs related to the amendment and the issuance of the 8 5/8 percent notes. These amounts were capitalized and will be amortized over the remaining terms of the notes and senior credit facility. Beginning in 2005, annual interest expense savings from this transaction are anticipated to be approximately $15 million. See "Unaudited Pro Forma Consolidated Financial Statement."

     Effective on February 24, 2005, we amended our senior credit facility for the third time. The third amendment reduced by 75 basis points the interest rate on the term loan B facility and the tranche B-1 letter of credit/revolving loan facility under the senior credit facility. In connection with the third amendment, we voluntarily prepaid $40 million in principal on the term loan B, reducing it from $396 million to $356 million. This voluntary repayment will reduce the amortization of the term loan B in forward order, thus eliminating the $1 million quarterly payments that would otherwise be due from March 31, 2005 to December 31, 2009, and reducing the $94 million payment due March 31, 2010 to $74 million, but will not effect the remaining $94 million quarterly payments due on June 30, September 30 and December 12, 2010.

     Additional provisions of the amendment to the senior credit facility agreement (i) amended the definition of EBITDA to exclude up to $60 million in restructuring-related expenses occurring after February 2005, (ii) increased permitted investments to $50 million, (iii) excluded expenses related to the issuance of stock options from consolidated net income, (iv) permitted the redemption of up to $125 million of senior secured notes after January 1, 2008 (subject to certain conditions), (v) increased our ability to add commitments under the revolving credit facility by $25 million, and (vi) made other minor modifications. We incurred approximately $1 million in fees and expenses associated with this amendment, which will be capitalized and amortized over the remaining term of the agreement.

     The senior credit facility continues to provide: (i) the ability to refinance our senior subordinated notes and/or our senior secured notes using the net cash proceeds from the issuance of similarly structured debt; (ii) the ability to repurchase our senior subordinated notes and/or our senior secured notes using the net cash proceeds from the issuance of shares of common stock of Tenneco Automotive Inc.; and (iii) the prepayment of the term loans by an amount equal to 50 percent of the company's excess cash flow.

     We incurred approximately $1 million in fees and expenses associated with this amendment, which will be capitalized and amortized over the remaining term of the senior credit facility agreement. As a result of the third amendment and the voluntary prepayment of $40 million under the term loan B, we expect our interest expense in 2005 will be approximately $6 million lower than what it would otherwise have been.

     Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. See " -- Senior Credit Facility."

                             SENIOR CREDIT FACILITY

GENERAL

     Our senior credit facility is a committed senior secured financing arrangement with a group of banks and other financial institutions, with J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. as co-lead arrangers and joint book-runners, Bank of America, N.A. and Citicorp North America, Inc., as co-documentation agents, Deutsche Bank Securities Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent. Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and BNY Capital Markets, Inc. are initial purchasers of this offering and certain of our lenders under the senior credit facility are affiliates of the initial purchasers. In addition, The Bank of New York Trust Company, N.A., the Trustee under the indenture, is an affiliate of BNY Capital Markets, Inc., an initial purchaser.

     The senior credit facility consists of:

     - a seven-year, $356 million term loan B facility maturing in December 2010 ($396 million as of December 31, 2004);

     - a five-year, $285 million revolving credit facility expiring in December 2008 ($220 million as of December 31, 2004); and

     - a seven-year, $170 million tranche B-1 letter of credit/revolving loan facility expiring in December 2010 ($180 million as of December 31, 2004).

     In February 2005 we amended our senior credit facility to reduce by 75 basis points the interest rate on the term loan B facility and the tranche B-1 letter of credit/revolving loan facility. The interest margins for borrowings under the credit facility and fees paid on letters of credit issued under our credit facility are subject to adjustment based on the consolidated leverage ratio (consolidated indebtedness divided by consolidated EBITDA as defined in the senior credit facility agreement) measured at the end of each quarter, or upon an upgrade in the credit rating of the company as issued by Standard & Poor's or Moody's. The amendment provides that the interest margins for borrowings under the term loan B facility and the tranche B letter of credit/revolving loan facility will be further reduced by 25 basis points following: (i) the end of each fiscal quarter for which the consolidated leverage ratio is less than 3.0 or (ii) at the point our credit ratings are improved to BB- by Standard & Poor's (and are rated at least B1 by Moody's) or Ba3 by Moody's (and are rated at least B+ by Standard & Poor's).

     Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. This reduction of our tranche B-1 letter of credit/revolving loan facility was required under the terms of the senior credit facility, as we had increased the amount of our revolving credit facility commitments by more than $55 million. Under the terms of the senior credit facility, we have the right to further increase the commitments under our revolving credit facility by $15 million (with a dollar-for-dollar reduction in our tranche B-1 letter of credit/revolving loan facility), to the extent there are new or existing lenders who are willing to make the additional commitment to the revolving credit facility, and we continue to evaluate opportunities to do so.

TERM LOAN B FACILITY

     Subject to early repayment events specified in our senior credit facility and summarized below, the $356 million term loan B facility is repayable as follows: $74 million on March 31, 2010 and $94 million on each of June 30, September 30 and December 31, 2010. Borrowings under the term loan B facility bear interest at an annual rate equal to, at our option, either (i) LIBOR plus a margin of 300 basis points (reduced to 225 basis points in February 2005); or
(ii) a rate consisting of the greater of the JP Morgan Chase prime rate or the Federal Funds rate plus 50 basis points, plus a margin of 200 basis points (reduced to 125 basis points in February 2005). Beginning in February 2005, the interest margins for borrowings under the term loan B facility will be further reduced by 25 basis points following: (i) the end of each fiscal quarter for which the consolidated leverage ratio is less than 3.0 or (ii) at the point our credit ratings are improved to BB- by Standard & Poor's (and are rated at least B1 by Moody's) or Ba3 by Moody's (and are rated at least B+ by Standard & Poor's).

REVOLVING CREDIT FACILITY

     Subject to early repayment and termination events specified in our senior credit facility and summarized below, the $285 million revolving credit facility requires that it be repaid by December 2008. Prior to that date, funds may be borrowed, repaid and reborrowed under the revolving credit facility without premium or penalty. Letters of credit may be issued under the revolving credit facility. Borrowings under the revolving credit facility bear interest at an annual rate equal to, at our option, either (i) LIBOR plus a margin of 325 basis points; or (ii) a rate consisting of the greater of the JP Morgan Chase prime rate or the Federal Funds rate plus 50 basis points, plus a margin of 225 basis points. Letters of credit issued under the revolving credit facility accrue a letter of credit fee at a per annum rate of 325 basis points for the pro rata account of the lenders under such facility and a fronting fee for the ratable account of the issuers thereof at a per annum rate in an amount to be agreed upon payable monthly in arrears. The interest margins for borrowings and letters of credit issued under the revolving credit facility are subject to adjustment based on the consolidated leverage ratio (consolidated indebtedness divided by consolidated EBITDA as defined in the senior credit facility agreement) measured at the end of each quarter. The margin we pay on the revolving credit facility will be reduced by 25 basis points following each fiscal quarter for which the consolidated leverage ratio is less than 4.0 beginning in March 2005. We also pay a commitment fee of 50 basis points on the unused portion of the revolving credit facility. This commitment fee will be reduced by
12.5 basis points following the end of each fiscal quarter for which the consolidated leverage ratio is less than 3.5.

TRANCHE B-1 LETTER OF CREDIT/REVOLVING LOAN FACILITY

     Subject to early repayment and termination events specified in our senior credit facility and summarized below, the $170 million tranche B-1 letter of credit/revolving loan facility is available for borrowings of revolving loans and to support letters of credit issued from time to time under our senior credit facility. The tranche B-1 letter of credit/revolving loan facility requires that it be repaid by December 2010. We can borrow revolving loans from the $170 million tranche B-1 letter of credit/revolving loan facility and use that facility to support letters of credit. The tranche B-1 letter of credit/revolving loan facility lenders have deposited $170 million with the administrative agent, who has invested that amount in time deposits. We do not have an interest in any of the funds on deposit, and we do not account for those funds as our indebtedness until we draw revolving loans from this facility. When we draw revolving loans under this facility, the loans are funded from the $170 million on deposit with the administrative agent. When we make repayments, the repayments are redeposited with the administrative agent.

     There is no cost to us for issuing letters of credit under the tranche B-1 letter of credit/revolving loan facility, however outstanding letters of credit reduce our availability to borrow revolving loans under this portion of the facility. If a letter of credit issued under this facility is subsequently paid and we do not reimburse the amount paid in full, then a ratable portion of each lender's deposit would be used to fund the letter of credit. We pay the tranche B-1 lenders a fee which is equal to LIBOR plus 300 basis points (reduced to 225 basis points in February 2005). This fee is offset by the return on the funds deposited with the administrative agent which earn interest at a per annum rate approximately equal to LIBOR. Outstanding revolving loans reduce the funds on deposit with the administrative agent which in turn reduce the earnings of those deposits and effectively increases our interest expense at a per annum rate equal to LIBOR. Beginning in February 2005, the interest margins for borrowings under the tranche B-1 letter of credit/revolving loan facility will be further reduced by 25 basis points following: (i) the end of each fiscal quarter for which the consolidated leverage ratio is less than 3.0 or (ii) at the point our credit ratings are improved to BB- by Standard & Poor's (and are rated at least B1 by Moody's) or Ba3 by Moody's (and are rated at least B+ by Standard & Poor's).

     Under current accounting rules, the tranche B letter of credit/revolving loan facility will be reflected as debt on our balance sheet only if we have outstanding thereunder revolving loans or payments by the facility in respect of letters of credit. We will not be liable for any losses to or misappropriation of any (i) return due to the administrative agent's failure to achieve the return described above or to pay all or any portion of such return to any lender under such facility or (ii) funds on deposit in such account by such lender (other than the obligation to repay funds released from such accounts and provided to us as revolving loans under such facility).

COLLATERAL AND GUARANTEES

     Our senior credit facility is jointly and severally guaranteed on a first priority basis by each of our material direct and indirect domestic subsidiaries, subject to some exceptions. Our senior credit facility is also secured by substantially all of the tangible and intangible assets of us and our subsidiary guarantors and is collateralized by a perfected security interest in all of the capital stock of our and the subsidiary guarantors' direct domestic subsidiaries and up to 66 percent of the capital stock of our and the subsidiary guarantors' direct foreign subsidiaries.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     Our senior credit facility requires that we maintain financial ratios equal to or better than the following consolidated leverage ratios (consolidated indebtedness divided by consolidated EBITDA as defined therein), consolidated interest coverage ratios (consolidated EBITDA divided by consolidated cash interest paid as defined therein) and fixed charge coverage ratios (consolidated EBITDA less consolidated capital expenditures, divided by consolidated cash interest paid as defined therein) at the end of each period indicated.

                                                                           QUARTERS ENDING
                                              -------------------------------------------------------------------------
                                              MARCH 31,
                                                2005-      SEPTEMBER 30,-     MARCH 31-      MARCH 31-      MARCH 31-
                                               JUNE 30,     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2005           2005             2006           2007           2008
                                              ----------   ---------------   ------------   ------------   ------------
Leverage Ratio (maximum)....................     4.75           4.50             4.25           3.75           3.50
Interest Coverage Ratio (minimum)...........     2.00           2.00             2.10           2.20           2.35
Fixed Charge Coverage Ratio (minimum).......     1.10           1.10             1.15           1.25           1.35

                                                    QUARTERS ENDING
                                              ---------------------------

                                               MARCH 31-      MARCH 31-
                                              DECEMBER 31,   DECEMBER 31,
                                                  2009           2010
                                              ------------   ------------
Leverage Ratio (maximum)....................      3.50           3.50
Interest Coverage Ratio (minimum)...........      2.50           2.75
Fixed Charge Coverage Ratio (minimum).......      1.50           1.75

     Our senior credit facility agreement also contains customary representations and warranties and restrictions on our operations that are customary for similar facilities, including limitations on: (i) incurring additional liens; (ii) sale and leaseback transactions (except for the permitted transactions described above); (iii) liquidations and dissolutions; (iv) incurring additional indebtedness or guarantees except for specified permitted debt; (v) capital expenditures; (vi) dividends; (vii) mergers and consolidations; and (viii) prepayments and modifications of subordinated and other debt instruments. Compliance with these requirements and restrictions is a condition for any incremental borrowings under our senior credit facility and failure to meet these requirements enables the lenders to require repayment of any outstanding loans.

     Our senior credit facility does not contain any terms that specifically provide for the acceleration of the payment of the facility as a result of a credit rating agency downgrade.

     The agreement for our senior credit facility may be further amended at any time in accordance with the terms thereof, without the consent of any noteholders.

     As of December 31, 2004, we were in compliance with both the financial covenants and operational restrictions of the facility.

PREPAYMENTS

     Our senior secured credit facility requires that the following be used first, to prepay the term loan B facility and second, to prepay and cash collateralize the tranche B letter of credit/revolving loan facility:

     - 100 percent of the net proceeds of any issuance or incurrence of indebtedness by us or our subsidiaries, subject to some exceptions;

     - 50 percent of the net proceeds of any issuance of equity by us or our subsidiaries, subject to some exceptions;

     - 100 percent of the net proceeds of any sale or other disposition by us or our subsidiaries of any assets, subject to some exceptions;

     - 50 percent of annual excess cash flow as defined in our senior credit facility; and

     - 100 percent of the net proceeds of casualty insurance, condemnation awards or other recoveries, subject to some exceptions.

     The mandatory prepayment percentages listed above, other than the percentage relating to issuance of equity, will be reduced if we achieve certain performance measures established in our senior credit facility.

EVENTS OF DEFAULT

     Events of default under our senior credit facility include, but are not limited to:

     - our failure to pay principal or interest when due (subject to a grace period for interest);

     -  our material breach of any representation or warranty;

     -  covenant defaults; and

     -  events of bankruptcy.

     In addition, a change of control of our company will permit the senior lenders to make all amounts outstanding under our senior credit facility immediately due and payable.

                              SENIOR SECURED NOTES

     As part of the 2003 refinancing transactions described above, we issued $350 million of 10 1/4 percent senior secured notes due 2013 in June 2003, and an additional $125 million of 10 1/4 percent senior secured notes due 2013 in December 2003. The senior secured notes were issued under an indenture dated June 19, 2003, as supplemented under a supplemental indenture dated December 12, 2003, by and between us and Wachovia Bank, National Association, as trustee, and are treated as a single class of securities for all purposes under the indenture. In October 2003 and June 2004, 100 percent of the senior secured notes issued in June 2003 and December 2003 were exchanged for an aggregate of $475 million of senior secured notes that had been registered under the Securities Act.

     All of our existing and future material domestic wholly-owned subsidiaries fully and unconditionally guarantee the senior secured notes on a joint and several basis. These guarantees are senior secured obligations of our subsidiary guarantors. There are no significant restrictions on the ability of our subsidiaries that have guaranteed these notes to make distributions to us. The senior secured notes mature on July 15, 2013.

     The senior secured notes are senior secured obligations and rank equally in right of payment with our and our subsidiary guarantors' existing and future senior debt and rank senior in right of payment to all of our existing and future subordinated debt. The senior secured notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the notes, and of those of our domestic subsidiaries that do not guarantee the notes.

     The senior secured notes and the guarantees thereof are secured by second priority liens, subject to specified exceptions, on substantially all the existing and future tangible and intangible assets owned by us and our subsidiary guarantors subject to certain limitations, that secure our obligations under our senior credit facility, except that only a portion of the capital stock of our and our subsidiary guarantor's domestic subsidiaries is provided as collateral and no assets or capital stock of our direct or indirect foreign subsidiaries secure these notes or guarantees.

     The notes are effectively junior to our obligations and those of the subsidiary guarantors under our senior credit facility and any other obligations secured by a first priority lien on the collateral securing the notes and the guarantees, to the extent of the value of such collateral, and our obligations and those of the subsidiary guarantors under our senior credit facility and any other obligations that are secured by a lien on assets that are not part of the collateral securing the notes and the guarantees, to the extent of the value of such assets.

     Interest on the senior secured notes is payable at the rate of 10 1/4 percent per annum and is payable semi-annually in cash in arrears on each January 15 and July 15. In April 2004, we entered into three separate fixed-to-floating interest rate swaps with two separate financial institutions with respect to a portion of these notes. These agreements swapped $150 million aggregate principal amount of fixed interest rate debt at a per annum rate of 10 1/4 percent to floating interest rate debt at a per annum rate of LIBOR plus a spread of 5.68 percent. Each of these agreements requires semi-annual settlements through July 15, 2013. Based on the current LIBOR as determined under the agreements of 2.89 percent (which rate is effective until July 15, 2005), these swaps would reduce our quarterly interest expense by less than $1 million, which is not reflected in the pro forma information presented elsewhere in this offering memorandum for periods prior to April 2004. LIBOR is currently approximately 0.10 percent higher than LIBOR determined under the agreements. If this is still the case on July 15, 2005, the interest expense savings from these arrangements would be reduced.

     We can redeem some or all of the notes at any time on and after July 15, 2008 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on July 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   105.125%
2009........................................................   103.417%
2010........................................................   101.708%
2011 and thereafter.........................................   100.000%

     The senior secured debt indenture requires that we, as a condition to incurring certain types of indebtedness not otherwise permitted, maintain an interest coverage ratio of not less than 2.25. We have not incurred any of the types of indebtedness not otherwise permitted by this indenture. This indenture also contains restrictions on our operations, including limitations on:

     -  incurring additional indebtedness or contingent obligations;

     -  paying dividends or make distributions to our stockholders;

     -  repurchasing or redeem equity interests;

     -  making investments;

     -  granting liens;

     -  making capital expenditures;

     -  entering into transactions with our shareholders and affiliates;

     -  selling assets; and

     -  acquiring the assets of, or merge or consolidate with, other companies.

     These covenants are subject to a number of important exceptions. In addition, the indenture governing the senior secured notes contains events of defaults that are customary for notes of this type. As of December 31, 2004, we were in compliance with the covenants and restrictions of the indenture related to the senior secured notes.

                             RECEIVABLES FINANCING

     In addition to our senior credit facility, our senior secured notes and the notes, we also sell some of our accounts receivable. In North America, we have an accounts receivable securitization program with a commercial bank. We sell OE and aftermarket receivables on a daily basis under this program. We had sold accounts receivable under this program of $68 million at December 31, 2004. This program is subject to cancellation prior to its maturity date if we were to:

     - fail to pay interest or principal payments on an amount of indebtedness exceeding $50 million,

     - default on the financial covenant ratios under the senior credit facility, or

     - fail to maintain certain financial ratios in connection with the accounts receivable securitization program.

     In January 2005, this program was amended to extend its term to January 30, 2006 at its current size of $75 million. In March 2005, the program agreement was amended to increase the size to $90 million. We also sell some receivables in our European operations to regional banks in Europe. At December 31, 2004, we had sold $56 million of accounts receivable in Europe down from $87 million at December 31, 2003. The arrangements to sell receivables in Europe are not committed and can be cancelled at any time. If we were not able to sell receivables under either the North American or European securitization programs, our borrowings under our revolving credit agreement would increase. These accounts receivable securitization programs provide us with access to cash at costs that are generally favorable to alternative sources of financing, and allow us to reduce borrowings under our revolving credit facilities.

                          CERTAIN PAYMENT ARRANGEMENTS

     From time to time we have entered into arrangements with major OE customers in North America and Europe under which, in exchange for a discount, payments for product sales are made earlier than otherwise required under existing payment terms. To make these advance payments, the OE customers are provided funding support by a third-party financing company. These arrangements reduced accounts receivable by $113 million and $99 million as of December 31, 2004 and 2003, respectively. A small portion of the program, representing approximately $14 million of the reduction in accounts receivable at December 31, 2004, was discontinued in the first quarter of 2005. Further, we have been informed that the financing company that supports a substantial portion of these arrangements intends to discontinue the program by the end of 2005. The financing company has the right to discontinue the program earlier in the event of certain rating agency downgrades with respect to the related OE customer. Such a downgrade occurred in the first quarter of 2005, and we cannot assure you that the financing company will continue the program through 2005 in light thereof. Although we cannot assure you that another similar arrangement will be available for periods after December 2005 on commercially reasonable terms or at all, we intend to seek such an arrangement.

     One of our European subsidiaries receives payment from one of its OE customers whereby the account receivables are satisfied through the delivery of negotiable financial instruments. These financial instruments are then sold at a discount to a European bank. The sales of these financial instruments are not included in the account receivables sold in 2004. Any of these financial instruments which were not sold as of December 31, 2004 and 2003 are classified as other current assets and are excluded from our definition of cash equivalents. We had sold approximately $44 million of these instruments at December 31, 2004.

                        CERTAIN CONTRACTUAL OBLIGATIONS

     Our remaining required debt principal amortization and payment obligations under lease and certain other financial commitments as of December 31, 2004, are shown in the following table:

                                                           PAYMENTS DUE IN:
                                          --------------------------------------------------
                                                                             BEYOND
                                          2005   2006   2007   2008   2009    2009    TOTAL
                                          ----   ----   ----   ----   ----   ------   ------
                                                              (MILLIONS)
Obligations:
  Revolver borrowings...................  $ --   $ --   $ --   $ --   $ --   $  --    $   --
  Senior long-term debt.................     4      4      4      4      4     376       396
  Long-term notes.......................     1     --      1      2     --     475       479
  Capital leases........................     3      3      3      3      3       3        18
  Subordinated long-term debt...........    --     --     --     --     --     500       500
  Other subsidiary debt.................     1     --     --     --      1      --         2
  Short-term debt.......................    10     --     --     --     --      --        10
                                          ----   ----   ----   ----   ----   ------   ------
Debt and capital lease obligations......    19      7      8      9      8   1,354     1,405
Operating leases........................    14     11      9      7      5       3        49
Interest payments.......................   109    109    109    109    109     387       932
Capital commitments.....................    49     --     --     --     --      --        49
                                          ----   ----   ----   ----   ----   ------   ------
Total Payments..........................  $191   $127   $126   $125   $122   $1,744   $2,435
                                          ====   ====   ====   ====   ====   ======   ======

     We principally use our revolving credit facilities to finance our short-term capital requirements. As a result, we classify the outstanding balances of the revolving credit facilities within our short-term debt even though the revolving credit facility has a termination date of December 13, 2008 and the tranche B-1 letter of credit facility/revolving loan facility has a termination date of December 13, 2010. The revolving credit facilities balances included in short-term debt was zero at both December 31, 2004 and 2003, respectively.

     If we do not maintain compliance with the terms of our senior credit facility, senior secured notes indenture and senior subordinated debt indenture, all amounts under those arrangements could, automatically or at the option of the lenders or other debt holders, become due. Additionally, each of those facilities contains provisions that certain events of default under one facility will constitute a default under the other facility, allowing the acceleration of all amounts due. We currently expect to maintain compliance with terms of all of our various credit agreements for the foreseeable future.

     Included in our contractual obligations is the amount of interest to be paid on our long-term debt. As our debt structure contains both fixed and variable rate interest debt, we have made assumptions in calculating the amount of the future interest payments. Interest on our senior secured notes and senior subordinated notes is calculated using the fixed rates of 10 1/4 percent and 8 5/8 percent, respectively. Interest on our variable rate debt is calculated as 300 basis points plus LIBOR of 2.4 percent which is the current rate at December 31, 2004. We have assumed that LIBOR will remain unchanged for the outlying years. In addition we have included the impact of our interest rate swaps entered into in April 2004. In February 2005, we made a $40 million voluntary payment on our senior long-term debt. The impact of this payment eliminates each quarterly $1 million payment we were required to make through 2009 and reduces by $20 million our first quarterly payment due in 2010.

     We have also included an estimate of expenditures required after December 31, 2004 to complete the facilities and projects authorized at December 31, 2004, in which we have made substantial commitments in connections with facilities.

     We have not included purchase obligations as part of our contractual obligations as we generally do not enter into long-term agreements with our suppliers. In addition, the agreements we currently have do not specify the volumes we are required to purchase. If any commitment is provided, in many cases the agreements state only the minimum percentage of our purchase requirements we must buy from the supplier. As a result, these purchase obligations fluctuate from year to year and we are not able to quantify the amount of our future obligation.

     We have not included material cash requirements for taxes as we are a taxpayer for certain foreign jurisdictions but not in domestic locations. Additionally, it is difficult to estimate taxes to be paid as changes in where we generate income can have a significant impact on future tax payments. We have also not included cash requirements for funding pension and postretirement benefit costs. Based upon current estimates we believe we will be required to make contributions between $58 million to $63 million to those plans in 2005. Pension and postretirement contributions beyond 2005 will be required but those amounts will vary based upon many factors, including the performance of our pension fund investments during 2005. In addition, we have not included cash requirements for environmental remediation. Based upon current estimates, we believe we will be required to spend approximately $11 million over the next 20 to 30 years. However, due to possible modifications in remediation processes and other factors, it is difficult to determine the actual timing of the payments.

     We occasionally provide guarantees that could require us to make future payments in the event that the third party primary obligor does not make its required payments. We have not recorded a liability for any of these guarantees. The only third party guarantee we have made is the performance of lease obligations by a former affiliate. Our maximum liability under this guarantee was approximately $4 million at both December 31, 2004 and 2003, respectively. We have no recourse in the event of default by the former affiliate. However, we have not been required to make any payments under this guarantee.

     Additionally, we have from time to time issued guarantees for the performance of obligations by some of our subsidiaries, and some of our subsidiaries have guaranteed our debt. All of our then existing and future material domestic wholly-owned subsidiaries fully and unconditionally guarantee the senior secured credit facility, the senior secured notes and the senior subordinated notes on a joint and several basis. The arrangement for the senior secured credit facility is also secured by first-priority liens on substantially all our domestic assets and pledges of 66 percent of the stock of certain first-tier foreign subsidiaries. The arrangement for the senior secured notes is also secured by second priority liens on all of our domestic assets, excluding some of the stock of our domestic subsidiaries. No assets or capital stock of our direct or indirect foreign subsidiaries secure these notes. You should also read Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference herein, where we present the Supplemental Guarantor Condensed Consolidating Financial Statements.

     We have issued guarantees through letters of credit in connection with some obligations of our affiliates. We have guaranteed through letters of credit support for local credit facilities, travel and procurement card programs, and cash management requirements for some of our subsidiaries totaling $24 million. We have also issued $19 million in letters of credit to support some of our subsidiaries' insurance arrangements. In addition, we have issued $3 million in guarantees through letters of credit to guarantee other obligations of subsidiaries primarily related to environmental remediation activities.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Contemporaneously with issuing the $500 million of the old notes in the private placement on November 19, 2004, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with that obligation. We also agreed to use our commercially reasonable efforts to cause that exchange offer to be consummated within 210 days following the original issue of the old notes.

     The exchange notes we propose to issue will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or additional interest payable for the failure to complete the exchange offer or, if the exchange offer is not permitted, have a shelf offer declared effective within 210 days following the original issue of the old notes.

     We reserve the right, in our sole discretion, to purchase or make offers for any old notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase old notes in the open market or privately negotiated transactions, in one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

     Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the original issuance of the old notes. These circumstances include:

     - if we and our subsidiary guarantors determine that any applicable law, Commission rules or regulations or prevailing interpretations of such rules or regulations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     - if the exchange offer is not consummated within 210 days after the original issue of the old notes; or

     - if any of the initial purchasers in the private offering of the old notes (i) holds old notes that have the status of an unsold allotment in an initial distribution, and (ii) such initial purchaser so requests in writing on or before the 60th day after the consummation of the exchange offer.

     If we fail to comply with our obligations under the registration rights agreement to complete the exchange offer or, if the exchange offer is not permitted, have a shelf offer declared effective within 210 days following the original issue of the old notes we will be required to pay additional interest to holders of the old notes as described under the heading "Registration Rights."

     Each holder of old notes that wishes to exchange such old notes for exchange notes in the exchange offer will be required, among other things, to make the following representations:

     - any exchange notes will be acquired in the ordinary course of its business;

     - such holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making activities, that such holder will deliver a prospectus, as required by law, in connection with any resale of exchange notes; and

     - such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of either us or any of the subsidiary guarantors.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such holder is not an "affiliate" of us or our subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

     - such exchange notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in the distribution of such exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes cannot rely on the position of the staff of the Commission set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     If as stated above a holder cannot rely on the position of the staff of the Commission set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes.

TERMS OF EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration time. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except that the exchange notes will:

     -  be registered under the Securities Act,

     -  not bear legends restricting their transfer,

     - bear a "Series B" designation to differentiate them from the old notes, which bear a "Series A" designation, and

     - not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file and cause to be effective a registration statement.

     The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of exchange notes being tendered for exchange.

     As of the date of this prospectus, $500 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Conditions to the Exchange Offer."

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION TIME; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2005, unless, in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We expressly reserve the right, in our sole discretion:

     -  to delay accepting for exchange any old notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such extension or termination to the exchange agent; or

     - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of old notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if we determine in our sole discretion:

     - the exchange offer would violate applicable law or any applicable interpretation of the staff of the Commission; or

     - any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made the representations described in the letter of transmittal and under "-- Purpose and Effect of the Exchange Offer,"
"-- Procedures for Tendering the Old Notes" and "Plan of Distribution," and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING THE OLD NOTES

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the exchange agent must receive old notes along with the letter of transmittal; or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration time.

     The tender by a holder that is not withdrawn prior to the expiration time will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration time. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of the old notes represents, among other things, that:

          (i) any exchange notes that the holder receives will be acquired in the ordinary course of its business;

          (ii) the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

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

          (iii) if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

          (iv) the holder is not an "affiliate" of us or any of our subsidiary guarantors, as defined in Rule 405 of the Securities Act.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contract the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration time.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that: (1) DTC has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation; (2) such participant has received and agrees to be bound by the terms of this prospectus and the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery); and (3) the agreement may be enforced against such participant.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus and any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

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

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration time may tender if:

     -  the tender is made through an eligible guarantor institution;

     - prior to the expiration time, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

       - setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

       -  stating that the tender is being made thereby; and

       - guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or the holder must comply with the appropriate procedure of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of such old notes and, if applicable, the registration numbers and total principal amount of such old notes), and where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender, and, if applicable because the old notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the old notes to be withdrawn.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn, and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account of DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering the Old Notes" above at any time prior to the expiration time.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE AND DELIVERY OF EXCHANGE NOTES

     Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible guarantor institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. We, the subsidiary guarantors, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of old notes. We, the subsidiary guarantors, the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "-- Conditions to the Exchange Offer" above. For purposes of this exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

     We will issue the exchange notes in exchange for the old notes tendered pursuant to a notice of guaranteed delivery by an eligible guarantor institution only against delivery to the exchange agent of the letter of transmittal, the tendered old notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered old notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered, subject to the indenture. This proxy will be considered coupled with an interest in the tendered
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

notes. This appointment will be effective only when and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective.

EXCHANGE AGENT

     The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                                          By Facsimile:             By registered or certified Mail:
For overnight courier and by hand         (Eligible Guarantor
delivery:                                 Institutions Only)
The Bank of New York Trust Company,       (212) 298-1915            The Bank of New York Trust Company,
N.A.                                      Attention:                N.A.
c/o The Bank of New York                  To Confirm by Telephone   c/o The Bank of New York
101 Barclay Street -- 7 East              or for Information        101 Barclay Street -- 7 East
New York, New York 10286                  Call:                     New York, New York 10286
Attention: Reorganization Unit            (212) 815-                Attention: Reorganization Unit

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and for handling or forwarding tenders for exchange to their customers.

     Our expenses in connection with the exchange offer include Commission registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing costs, transfer taxes and related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

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

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement related to the old notes, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our or a subsidiary guarantor's "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on the applicable interpretations of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The registration rights agreement requires us to file a registration statement for a continuous offering under the Securities Act for your benefit if:

     - we determine that any changes in law or of the applicable interpretations of the staff of the Commission do not permit us to effect this exchange offer or may prevent us from completing the exchange offer as soon as practicable;

     -  we do not complete the exchange offer on or before June 17, 2005; or

     - you are an initial purchaser of the old notes who holds old notes that have the status of an unsold allotment in an initial distribution and you request us to do so in writing on or prior to the 60th day after the consummation of the exchange offer.

     We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

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

                            DESCRIPTION OF THE NOTES

     The old notes were, and the exchange notes will be, issued under an indenture dated as of November 19, 2004 (the "Indenture") by and among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"). The Guarantors will be the following Domestic Restricted Subsidiaries of the Company, which will be all of the Company's Domestic Restricted Subsidiaries as of the date the notes offered hereby are issued (other than Finance Subsidiaries, Accounts Receivable Entities and Immaterial Domestic Restricted Subsidiaries): Tenneco Automotive Operating Company Inc., The Pullman Company, Clevite Industries Inc., Tenneco Global Holdings Inc., TMC Texas Inc. and Tenneco International Holding Corp. The notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. The notes will be unconditionally guaranteed on a senior subordinated basis by the Guarantors as described below under the caption "-- Brief Description of the Notes and the Guarantees -- The Guarantees." For purposes of this section, references to "we," "our" or the "Company" include only Tenneco Automotive Inc. and not its Subsidiaries.

     On November 19, 2004, we issued $500 million aggregate principal amount of old notes under the Indenture. The terms of the exchange notes will be identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or any other rights under the registration rights agreement. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes.

     Used in this "Description of the Notes," except as the context otherwise requires, the term "notes" means all 8 5/8 percent senior subordinated notes due 2014 issued by the Company pursuant to the Indenture (including the notes offered for exchange hereby, the $500 million of old notes and any additional notes that the Company may issue from time to time under the Indenture).

     The following description is a summary of the material provisions of the Indenture and does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from Tenneco. The definitions of most of the capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

     The notes offered hereby will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the notes at the Trustee's corporate trust office in New York, New York. Interest may be paid at the Trustee's corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer and any additional notes subsequently issued under the Indenture, will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The old notes are, and the exchange notes will be:

     - general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company; and

     - unconditionally guaranteed on a senior subordinated basis by the Guarantors.

     As of December 31, 2004, we had $396 million of term loan indebtedness outstanding under our Credit Agreement, with $220 million of unused revolving credit facility capacity (out of $220 million committed), $134 million of unused tranche B letter of credit/revolving loan facility capacity (out of $180 million committed) and approximately $46 million in outstanding letters of credit under our tranche B letter of credit/revolving loan facility, and $489 million of other Senior Debt outstanding (including the Senior Secured Notes). On February 24, 2005, we voluntarily prepaid $40 million in principal on the Term Loan B, reducing it to $356 million. Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million to $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. See "Description of Indebtedness and Other Obligations -- Senior Credit Facility." In addition, under the Indenture, we also may incur additional Senior Debt and indebtedness secured by liens on our property and assets as described below under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and "-- Certain Covenants -- Limitation on Liens."

THE GUARANTEES

     The old notes are, and the exchange notes will be, guaranteed by the following subsidiaries of the Company:

     - all Domestic Restricted Subsidiaries that guarantee the Credit Agreement or the Senior Secured Notes; and

     - any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

     Each Subsidiary Guarantee of the notes will be general unsecured obligations of the Guarantor, ranking subordinate in right of payment to all Senior Debt of the Guarantor.

     As of the date the exchange notes offered are issued, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

     These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk
Factors -- Risks Related to our Existing Indebtedness and an Investment in the Notes -- Because each of our subsidiary guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors." Federal and state statutes allow courts, under specific circumstances, to void a guarantee and the liens securing such guarantee and require noteholders to return payments received from the entity providing such guarantee.

     Also, as of the date the exchange notes offered are issued, none of the Company's Foreign Subsidiaries, Finance Subsidiaries, Accounts Receivable Entities or Immaterial Domestic Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. As of, and for the year ended December 31, 2004; the non-guarantor Subsidiaries represented approximately 58 percent of our consolidated assets, approximately 57 percent of our consolidated net sales (excluding intercompany sales), approximately 24 percent of our consolidated operating income and approximately 41 percent of our consolidated EBITDA (see "Selected Historical Consolidated Financial Data").

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

     As of December 31, 2004:

     -  the Company had $920 million of Senior Debt outstanding;

     - the Company had $220 million of unused revolving credit facility capacity (out of $220 million committed), $134 million of unused capacity under the tranche B letter of credit/revolving loan facility (out of $180 million committed) and $46 million in outstanding letters of credit under the tranche B letter of credit/revolving loan facility, all of which if drawn would have been Senior Debt;

     -  the Company had outstanding the $500 million of old notes; and

     - the Company's Subsidiaries, other than the Guarantors, had $914 million of liabilities outstanding on their balance sheets.

     Effective March 31, 2005, we increased the amount of commitments under our revolving credit facility from $220 million into $285 million and reduced the amount of commitments under our tranche B-1 letter of credit/revolving loan facility from $180 million to $170 million. See "Description of Indebetedness and Other Obligations -- Senior Credit Facility."

PRINCIPAL, MATURITY AND INTEREST

     Old notes in an aggregate principal amount of $500 million were issued on November 19, 2004. Exchange notes in a like principal amount will be issued in exchange for all notes properly tendered and not withdrawn in the exchange offer. The notes will trade as a single class of freely tradeable notes. The notes will mature on November 15, 2014. Without the consent of any holders of notes, additional notes in an unlimited amount may be issued under the Indenture from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

     Interest on the notes will accrue at the rate of 8 5/8 percent per annum and will be payable semi-annually in cash in arrears on each May 15 and November 15 each year, commencing on May 15, 2005, to the persons who are registered holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Each exchange note will bear interest from           . The holders of old
notes that are accepted for exchange will be deemed to have waived the right to
receive payment of accrued interest on those old notes from           to the
date of issuance of the exchange notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     Consequently, if you exchange your old notes for exchange notes, you will
receive the same interest payment on      , 2005 that you would have received if
you had not accepted this exchange offer.

     The notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Company may redeem all or portions of the notes, on and after November 15, 2009 upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2009........................................................   104.313%
2010........................................................   102.875%
2011........................................................   101.438%
2012 and thereafter.........................................   100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to November 15, 2007, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35 percent of the aggregate principal amount of the notes issued at a redemption price equal to 108.625 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65 percent of the aggregate principal amount of notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company's common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

     Mandatory Redemption. The Company is not required to make scheduled mandatory redemption payments or sinking fund payments with respect to the notes.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that:

     - no notes of a principal amount of $1,000 or less shall be redeemed in part; and

     - if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

     Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt must first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the notes. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, regularly accruing fees with respect to, or other Obligations with respect to, any Senior Debt, no payment or distribution of any kind or character shall be made by or on behalf of the Company with respect to any Obligations on the notes or to acquire, redeem or defease any of the notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for such Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Designated Senior Debt have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for such Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall:

     - make any payment or distribution of any kind or character with respect to any Obligations on the notes; or

     - acquire, redeem or defease any of the notes for cash or property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the Default Notice was delivered to the Trustee and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not after a period of 360 consecutive days, unless such event of default shall have been cured or waived or ceased to exist for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions of the Designated Senior Debt under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of notes, may recover less, ratably, than holders of Senior Debt.

     Any payment or distribution made to the Trustee or the holders of the notes at a time when such payment or distribution is prohibited by the subordination provisions of the Indenture shall be turned over to the holders of the Senior Debt or their Representative as their interests may appear.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101 percent of the principal amount thereof plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the date of purchase. Notwithstanding the occurrence of a Change of Control, the Company will not be obligated to repurchase the notes under this covenant if it has exercised its right to redeem all the notes under the terms of the section entitled "-- Redemption -- Optional Redemption."

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to:

     - repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to (and terminate all commitments of) each lender under the Credit Agreement and each other holder of Senior Debt which has accepted such offer; or

     - obtain consents required under the Credit Agreement and all such other Senior Debt to permit the repurchase of the notes as provided below.

     The Company will first comply with the covenant in the immediately preceding sentence before it is required to repurchase notes under the provisions described below.

     Within 30 days following the date upon which the Change of Control occurs, the Company will send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is required to be made, there can be no assurance that the Company will be permitted by the terms of its Senior Debt to make such a Change of Control Offer or have available funds sufficient to pay either (1) all Indebtedness under the Credit Agreement and other Senior Debt the terms of which require payments upon a Change of Control or (2) the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to require the purchase of notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The definition of "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of the property and assets of the Company. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transactions, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness:

          (a) the Company, any Guarantor, any Finance Subsidiary that is a Domestic Restricted Subsidiary and any Accounts Receivable Entity that is a Domestic Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

          (b) any Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof,

             (i) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

             (ii) if the agreements governing such Indebtedness contain an encumbrance or restriction on the ability of the applicable Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) to pay dividends or make distributions on or in respect of its Capital Stock, the Combined Fixed Charge Coverage Ratio of the Restricted Subsidiaries that are not Guarantors would be greater than 2.25 to 1.0.

     No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including without limitation, Indebtedness under the Credit Agreement pursuant to clause (2) of the definition of Permitted Indebtedness).

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

          (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary); or

          (c) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (1) a Default or an Event of Default shall have occurred and be continuing;

          (2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness"; or

          (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after March 31, 2003 (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

                (v) $30.0 million; plus

                (w) 50 percent of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100 percent of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter commencing on April 1, 2003 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

                (x) 100 percent of the Fair Market Value of the net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to March 31, 2003 and on or prior to the Reference Date of Qualified Capital Stock of the Company or from the issuance of Indebtedness of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

                (y) without duplication of any amounts included in clause (3)(x) above, 100 percent of the Fair Market Value of the net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company's Capital Stock subsequent to March 31, 2003; plus

                (z) an amount equal to the lesser of (A) the sum of the Fair Market Value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and/or the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company and each Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries" or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (I) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (II) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (III) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock (or rights or options therefor) of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $15.0 million in the aggregate subsequent to March 31, 2003;

          (IV) dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis; and

          (V) an Investment with the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company.

     In determining the aggregate amount of Restricted Payments made subsequent to March 31, 2003 in accordance with clause (3) of the first paragraph of this covenant "-- Limitation on Restricted Payments," amounts expended pursuant to clauses (I), (II) and (III) and (V) shall be included in such calculation.

     Not later than the date the Company is required to file its financial statements with the Commission (without giving effect to any extensions thereof) with respect to any fiscal quarter during which any Restricted Payment was made which, together with any Restricted Payments not previously reported hereunder, exceeds $30.0 million (which, in the case of the Company's fourth fiscal quarter of any fiscal year, shall be the date on which the Company is required to file its annual financial statements for that fiscal year), the Company will deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

          (2) at least 75 percent of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

          (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either
     (A) to prepay any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required), (B) to acquire Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

Pending the final application of the Net Cash Proceeds, the Company and the Restricted Subsidiaries may invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

     On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the first paragraph under this "Limitation on Asset Sales" (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100 percent of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Indebtedness that ranks pari passu with the notes), such Net Proceeds Offer may be made ratably to purchase the notes and such pari passu Indebtedness.

     If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $35.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $35.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $35.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries after the Issue Date as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purpose or for any other purposes not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. A Net Proceeds Offer shall remain open for a period of at least 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

          (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

          (1) applicable law;

          (2) the Indenture;

          (3) the Credit Agreement and/or the documentation for the Credit Agreement and/or Indebtedness secured by a first priority Lien permitted pursuant to clause (B) under "-- Limitation on Liens";

          (4) the Senior Secured Notes and/or the documentation for the Senior Secured Notes;

          (5) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

          (6) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (7) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (8) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

          (9) any instrument governing Indebtedness of a Foreign Restricted Subsidiary;

          (10) customary restrictions on the transfer of any property or assets arising under a security agreement governing a Lien permitted under the Indenture;

          (11) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "-- Limitation on Incurrence of Additional Indebtedness" and "-- Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (12) any agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (6), (7) or (9) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (6), (7) or
     (9);

          (13) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions pending such sale or disposition;

          (14) any agreement, instrument or Lien placing encumbrances or restrictions applicable only to a Finance Subsidiary or an Accounts Receivable Entity; or

          (15) any agreement governing Indebtedness permitted to be incurred pursuant to the " -- Limitation on Incurrence of Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive than the provisions contained in the Credit Agreement or in the Indenture as in effect on the Issue Date.

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

     Limitation on Issuances of Capital Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries (other than a Finance Subsidiary or an Accounts Receivable Entity) to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary (other than a Finance Subsidiary or an Accounts Receivable Entity).

     Issuance of Subsidiary Guarantees. If, on or after the Issue Date, the Company forms or acquires any Domestic Restricted Subsidiary (other than (w) an Acquired Subsidiary for so long as it is not a Wholly Owned Domestic Restricted Subsidiary, (x) a Finance Subsidiary, (y) an Accounts Receivable Entity or (z) an Immaterial Domestic Subsidiary) that incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary), or if, on or after the Issue Date, any Restricted Subsidiary that is not a Guarantor guarantees (a "Guarantee") any Indebtedness of the Company or a Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary) ("Guaranteed Indebtedness"), then the Company shall cause such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, to:

          (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee (each, a "Subsidiary Guarantee") all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture; and

          (2) execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be.

     Thereafter, such Domestic Restricted Subsidiary or Restricted Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Subsidiary Guarantee and become a Guarantor.

     If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, a Subsidiary Guarantee of the notes provided by a Guarantor will be released without any action required on the part of the Trustee or any holder of the notes:

          (1) if the guarantee of the Credit Agreement and of the Senior Secured Notes made by such Guarantor is released, unless such Guarantor has any Indebtedness outstanding or remains a guarantor of Indebtedness of the Company or another Guarantor;

          (2) if (a) all of the Capital Stock of, or all or substantially all of the assets of, such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenant described under the caption "-- Limitation on Asset Sales"

          (3) if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption
     "-- Limitation on Designations of Unrestricted Subsidiaries" or

          (4) upon our request if the fair market value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of the Company), together with the fair market value of the assets of other Guarantors whose Subsidiary Guarantee was released in the same calendar year in reliance on this paragraph (4), do not exceed $1.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

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     At our request, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligation under its Subsidiary Guarantee in connection with a permitted amendment. See "-- Modification of the Indenture."

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Subsidiary Guarantee, the notes or such Subsidiary Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2) in all other cases, the notes are equally and ratably secured,

except for:

          (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

          (B) Liens securing Senior Debt and Liens securing Guarantor Senior
     Debt;

          (C) Liens securing the notes or any Subsidiary Guarantee;

          (D) Liens in favor of the Company or any Guarantor;

          (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

             (I) are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

             (II) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

          (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist after the Issue Date, Indebtedness that is senior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (y) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (z) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness";

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

          (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity shall expressly assume by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the performance of every covenant of the notes, the Indenture and each Registration Rights Agreement on the part of such Guarantor to be performed or observed;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; and

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

          (5) the Company shall have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (x) Affiliate Transactions permitted under paragraph (b) below; and

          (y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Issue Date that involves an aggregate Fair Market Value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in paragraph (a) shall not apply to:

          (1) employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

          (2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management;

          (3) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture; and

          (4) Restricted Payments, Permitted Investments or Permitted Liens permitted by the Indenture.

     Payments for Consent. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Subsidiary Guarantees unless such consideration is offered to be paid to all holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may, on or after the Issue Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock

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

of a Restricted Subsidiary or is a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

          (3) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture.

     The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

          (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness);

          (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

          (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary ("Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

          (1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation;

          (2) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

          (3) such Subsidiary shall for purposes of the covenant described above under "-- Issuance of Subsidiary Guarantees" be treated as having then been acquired by the Company.

     All Designations and Revocations must be evidenced by an officers' certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports to Holders. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the SEC's EDGAR service shall be deemed to satisfy the Company's delivery obligations under this
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

provision. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

     If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and the Restricted Subsidiaries.

     In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3) a default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25 percent of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, exceeds $75.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $75.0 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (7) any Subsidiary Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Subsidiary Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is such a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(6) above) shall occur and be continuing, the Trustee or the holders of at least 25 percent in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company (and to the Trustee if given by the holders) specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. If any Designated Senior Debt is outstanding at the time of any acceleration of the notes, the Company shall not make any payment with respect to the notes until five business days after the holders of such Designated Senior Debt receive notice of such acceleration.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company will be required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance
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means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

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          (7) the Company shall have delivered to the Trustee an officers'
     certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes and subordination provisions, as expressly provided for in the Indenture) as to all outstanding notes when:

          (1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) the Company and/or the Guarantors have paid all other sums payable under the Indenture, including amounts owing to the Trustee;

          (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; and

          (4) there exists no Default or Event of Default under the Indenture.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, any Guarantor and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including:

          (1) curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders of the notes in any material respect;

          (2) providing for the assumption by a successor Person of the obligations of the Company or any Guarantor under the Indenture in accordance with the covenant described under "-- Certain
     Covenants -- Merger, Consolidation and Sale of Assets"; and

          (3) adding any Guarantor.

     In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

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     Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes; or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4) make any notes payable in money other than that stated in the notes;

          (5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

          (6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Subsidiary Guarantee in a manner which adversely affects the holders;

          (8) modify the provisions of "-- Certain Covenants -- Payments for Consent" in any manner adverse to a holder of notes; or

          (9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the notes and any Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default known to the Trustee, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

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CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accounts Receivable Entity" means a Person, including, without limitation, a Subsidiary of the Company, whose operations consist solely of owning and/or selling accounts receivable of the Company and its Subsidiaries and engaging in other activities in connection with transactions that are Permitted Receivables Financings.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Acquired Subsidiary" means a Person which becomes a Restricted Subsidiary after the Issue Date; provided that such Person has outstanding voting Capital Stock prior to becoming a Subsidiary of the Company and a majority of such voting Capital Stock was owned by Persons other than the Company and its Restricted Subsidiaries.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $5 million;

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets";

          (3) any Restricted Payment made in accordance with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments"; or

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

          (4) sales of accounts receivable and related assets pursuant to a Permitted Receivables Financing made in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

     "Blockage Period" has the meaning set forth under "-- Subordination."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capital Stock" means (1) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

          (4) demand and time deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above; and

          (7) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250 million.

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

     "Cash Management Obligations" means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

          (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 35 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Combined EBITDA" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (the "Combined Subsidiaries"), for any period, the sum (without duplication) of:

          (1) Combined Net Income; and

          (2) to the extent Combined Net Income has been reduced thereby:

             (A) all income taxes of the Combined Subsidiaries paid or accrued in accordance with GAAP for such period;

             (B) Combined Interest Expense; and

             (C) Combined Non-cash Charges,

less any non-cash items increasing Combined Net Income for such period, all as determined on a combined basis for the Combined Subsidiaries in accordance with GAAP.

     "Combined Fixed Charge Coverage Ratio" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary), the ratio of Combined EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Combined Fixed Charge Coverage Ratio (the "Transaction Date") to Combined Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Combined EBITDA" and "Combined Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (and the application of the proceeds thereof) giving rise to the need to make such
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

     calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of one of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (including any Person who becomes such a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Combined EBITDA (provided that such Combined EBITDA shall be included only to the extent includable pursuant to the definition of "Combined Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     If any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) directly or indirectly guarantee Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Combined Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Combined Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

     "Combined Fixed Charges" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum, without duplication, of:

          (1) Combined Interest Expense, plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Restricted Subsidiaries that are not Guarantors (other than Finance Subsidiaries and Accounts Receivable Entities that are Domestic Restricted Subsidiaries) paid, accrued and/or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

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     "Combined Interest Expense" means, with respect to the Restricted
Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for such period determined on a combined basis in accordance with GAAP, including without limitation,

             (A) any amortization of debt discount,

             (B) the net costs under Interest Swap Obligations and Attributable Debt,

             (C) all capitalized interest, and

             (D) the interest portion of any deferred payment obligation;

          (2) the interest component of Capitalized Lease Obligations accrued by the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP; and

          (3) net losses relating to sales of accounts receivable pursuant to Permitted Receivable Financings during such period as determined on a combined basis in accordance with GAAP;

provided that Combined Interest Expense shall not include any of the foregoing to the extent owing to the Company or any Restricted Subsidiary or to the extent owed by a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary.

     "Combined Net Income" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate net income (or loss) of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) for such period as determined on a combined basis in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

          (4) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) by such Person;

          (5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Combined Net Income accrued at any time following the Issue Date;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

          (7) write downs resulting from the impairment of intangible assets;

          (8) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

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          (9) any restructuring charges incurred pursuant to any Genesis Project or any related project disclosed as such in the Company's audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since the date of the Indenture not to exceed $50.0 million.

     "Combined Non-cash Charges" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate depreciation, amortization and other non-cash expenses of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) reducing Combined Net Income for such period, determined on a combined basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries and not for speculative purposes.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby:

             (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

             (B) Consolidated Interest Expense; and

             (C) Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four Quarter Period; and

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          (2) any Asset Sales or other dispositions or Asset Acquisitions
     (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense, plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

             (A) any amortization of debt discount,

             (B) the net costs under Interest Swap Obligations,

             (C) all capitalized interest, and

             (D) the interest portion of any deferred payment obligation;

          (2) the interest component of Capitalized Lease Obligations accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and
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          (3) net losses relating to sales of accounts receivable pursuant to
     Permitted Receivables Financings during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

          (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

          (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following March 31, 2003;

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

          (8) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (9) write downs resulting from the impairment of intangible assets;

          (10) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

          (11) any restructuring charges incurred pursuant to any Genesis Project or any similar or related project disclosed as such in the Company's audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since the date of the Indenture not to exceed $50.0 million.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

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     "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of December 12, 2003, among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, as administrative agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with their terms (the "Existing Credit Agreement"), including any agreement (a "Replacement Agreement") extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (including the definition of Permitted Indebtedness)) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Credit Facilities" means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

     "Default Notice" has the meaning set forth under "-- Subordination."

     "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement (so long as such Indebtedness constitutes Senior Debt); provided, however, that Indebtedness under any Replacement Agreement will constitute Designated Senior Debt only if permitted under the terms of the Existing Credit Agreement (if the Existing Credit Agreement is then in effect),
(2) Indebtedness under the Senior Secured Notes (and any Indebtedness that is Refinancing Indebtedness of the Senior Secured Notes so long as such Indebtedness is Senior Debt) and (3) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

     "DTC" means The Depository Trust Company or any successor thereto.

     "Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Equity Offerings."

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     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

     "Finance Subsidiary" means a Restricted Subsidiary that is organized solely for the purpose of owning Indebtedness of the Company and/or other Restricted Subsidiaries and issuing securities the proceeds of which are utilized by the Company and/or other Restricted Subsidiaries, and which engages only in such activities and activities incident thereto.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

     "Foreign Subsidiary" means any Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantee" has the meaning set forth under "-- Certain
Covenants -- Issuance of Subsidiary Guarantees."

     "Guarantor" means (1) each Wholly Owned Domestic Restricted Subsidiary of the Company (other than any Immaterial Domestic Subsidiaries, Accounts Receivable Entities and Finance Subsidiaries) as of the Issue Date and (2) each other Restricted Subsidiary that in the future is required to or executes a Subsidiary Guarantee pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (w) all monetary obligations of every nature of the Company or any Guarantor with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (x) all monetary obligations of every nature of the Company or any Guarantor with respect to the Senior Secured Notes, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations; and

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

          (z) all obligations under Commodity Agreements and Currency
     Agreements.

     Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (1) any Indebtedness of such Guarantor owing to a Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries;

          (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (6) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness";

          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person in respect of (a) interest rate or currency swap agreements, interest rate or currency cap agreements, interest rate or currency collar agreements or (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and/or currency exchange rates.

     "Immaterial Domestic Subsidiaries" means, at any time, any Domestic Restricted Subsidiary of the Company having total assets (as determined in accordance with GAAP) in an amount of less than 1 percent of the consolidated total assets of the Company and its Domestic Restricted Subsidiaries (as determined in accordance with GAAP); provided, however, that the total assets (as so determined) of all Immaterial Domestic Subsidiaries shall not exceed 5 percent of consolidated total assets of the Company and its Domestic Subsidiaries (as so determined). In the event that the total assets of all Immaterial Domestic Subsidiaries exceed 5 percent of consolidated total assets of the Company and its Domestic Restricted Subsidiaries, the Company will designate Domestic Restricted Subsidiaries that would otherwise be Immaterial Domestic Subsidiaries to be excluded as Immaterial Domestic Subsidiaries until such 5 percent threshold is met. Notwithstanding the foregoing, no Domestic Restricted Subsidiary that guarantees the Credit Agreement or any Credit Agreement Obligation shall be deemed an Immaterial Domestic Subsidiary.

     "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence on Additional Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

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          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under currency agreements and interest swap agreements of such Person;

          (9) all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

          (10) all Outstanding Permitted Receivables Financings.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

     "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchasers" means (i) with respect to the notes issued on the Issue Date, the initial purchasers identified on the cover hereof and (ii) with respect to each issuance of additional notes, if any, the Persons purchasing securities from the Company pursuant to the related Purchase Agreement.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person,
(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law,
(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

     "Interest Swap Obligations" means the obligations of the Company and the Restricted Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Restricted Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate lock obligations, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit

                                        97
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by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the "Referent Subsidiary") such that, after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

     "Issue Date" means November 19, 2004, the date of initial issuance of the old notes.

     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale; and

          (4) appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" had the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Obligations" means any and all obligations with respect to the payment of
(a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and (d) any Cash Management Obligations or Hedging Obligations.

     "Outstanding Permitted Receivables Financings" means the aggregate amount of the receivables sold or financed pursuant to a Permitted Receivables Financing that remain uncollected at any one time.

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     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the notes, the Indenture and any Subsidiary Guarantees outstanding on the Issue Date;

          (2) Indebtedness incurred pursuant to the Credit Agreement (or, in the case of clause (2)(x) below, pursuant to a Credit Facility) in an aggregate principal amount at any time outstanding not to exceed the greater of:

             (x) $1,000 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

             (y) the sum of (A) 85 percent of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 50 percent of the net book value of the inventory of the Company and the Restricted Subsidiaries;

          (3) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions are made thereon;

          (4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

          (5) Indebtedness under Currency Agreements and Commodity Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under any agreement governing Senior Debt, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under any agreement governing Senior Debt; provided that if as of any date any Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under any agreement governing Senior Debt owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the lenders or the collateral agent under any agreement governing Senior Debt and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under any agreement governing Senior Debt; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and, except in the case of Indebtedness owed to Foreign Subsidiaries, subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under any agreement governing Senior Debt, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

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          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

          (9) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or any such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

          (12) additional Indebtedness of Foreign Subsidiaries of the Company under working capital facilities in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

          (13) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed 5 percent of Consolidated Net Tangible Assets at any one time outstanding; and

          (14) Outstanding Permitted Receivables Financings not to exceed $250.0 million at any one time outstanding.

     If any Indebtedness incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Indebtedness as set forth in clauses (1) through (14) of this definition, the Company may designate under which category such incurrence shall be deemed to have been made.

     "Permitted Investments" means:

          (1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

          (2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate of $15.0 million at any one time outstanding;

          (5) Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture;

          (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent accounts;

          (7) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain
     Covenants -- Limitation on Asset Sales";

          (8) Investments in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed 5 percent of Consolidated Net Tangible Assets at any one time outstanding; and

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          (9) Investments in an Accounts Receivable Entity.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

          (7) purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related Purchase Money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing the purchase money Indebtedness shall be created within 90 days after such acquisition;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations, in each case permitted under the Indenture;

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          (13) Liens securing Acquired Indebtedness (and any Indebtedness which
     Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted
     Subsidiary:

          (14) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Restricted Subsidiaries; and

          (15) Liens incurred in connection with a Permitted Receivables Financing.

     "Permitted Receivables Financing" means any sale by the Company or a Restricted Subsidiary of accounts receivable and related assets intended to be (and which shall be treated for purposes of the Indenture as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold and the corresponding sale or pledge of such accounts receivable (or an interest therein), in each case without any guarantee by the Company or any Restricted Subsidiary other than an Accounts Receivable Entity.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Agreement" means (i) with respect to the notes issued on the Issue Date, the Purchase Agreement, dated as of November 9, 2004, by and among the Company, the Guarantors and the Initial Purchasers, and (ii) with respect to each issuance of additional notes, if any, the purchase agreement or underwriting agreement among the Company, the Guarantors and the Initial Purchasers.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Reference Date" has the meaning set forth under "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Refinance" means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9),
(11), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

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

          (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor.

     "Registration Rights Agreement" means (i) with respect to the notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchasers and (ii) with respect to any issuance of additional notes, the registration rights agreement relating to such issuance of additional notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the Initial Purchasers under the related Purchase Agreement.

     "Replacement Assets" means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto (including Capital Stock of a Person which becomes a Restricted Subsidiary).

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such Property.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (w) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (x) all monetary obligations of every nature of the Company under the Senior Secured Notes, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations; and

          (z) all obligations under Commodity Agreements and Currency
     Agreements.

     Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1) any Indebtedness of the Company to a Restricted Subsidiary or any Affiliate of the Company or any of such Affiliate's Subsidiaries;

          (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary (including without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes owed by the Company;

          (6) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness";

          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Senior Secured Notes" means the Company's 10 1/4 percent Senior Secured Notes due 2013 issued from time to time under that certain indenture dated as of June 19, 2003 with Wachovia Bank, National Association, as trustee.

     "Senior Subordinated Notes due 2009" means the Company's 11 5/8 percent Senior Subordinated Notes due 2009 issued under that certain indenture dated as of October 14, 1999 with The Bank of New York, as trustee.

     "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Subsidiary Guarantee" has the meaning set forth under "-- Certain Covenants -- Issuance of Subsidiary Guarantees."

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

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

     "Transaction Date" has the meaning set forth in the definition of Combined Fixed Charge Coverage Ratio.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Domestic Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary that is also a Domestic Restricted Subsidiary.

     "Wholly Owned Restricted Subsidiary" of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

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                              REGISTRATION RIGHTS

     We and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the old notes on November 19, 2004. In that agreement, we agreed for the benefit of the holders of the old notes that we would use our commercially reasonable efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the old notes for an issue of Commission-registered notes with terms identical to those notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

     When the Commission declares the exchange offer registration statement effective, we will offer the exchange notes in return for the old notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the issue date.

     If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes offered hereby and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. Upon the request of any initial purchaser, we will also use our commercially reasonable efforts to cause a shelf registration statement to become and remain effective for a specified period as to notes offered hereby held by the initial purchaser that have the status of an unsold allotment in the initial distribution of those notes. We will, in the event of a shelf registration, provide to each noteholder whose notes are covered thereby copies of the prospectus that is a part of the shelf registration statement, notify each such noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

     If (i) the exchange offer is not completed (or, if the exchange offer is not permitted, the shelf registration statement is not declared effective) on or before the date that is 210 days after the closing date (the "Target Registration Date") or (ii) a shelf registration statement requested by an initial purchaser as described above is not declared effective within 60 days after the request (also a "Target Registration Date"), the annual interest rate borne by the notes offered hereby will be increased 0.25 percent per annum with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of such 90-day period, by an additional 0.25 percent per annum (together with the increase described in the preceding clause, as applicable, the "Additional Stated Interest"), in each case until the exchange offer is completed or the shelf registration statement is declared effective. Notwithstanding the foregoing, in no event will the Additional Stated Interest exceed 1.0 percent per annum in the aggregate.

     If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this offering memorandum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

     This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

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                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTES

     The exchange notes will be issued in the form of one or more notes in global form without interest or coupons which are called global notes. The old notes, to the extent validly tendered and accepted and directed by their holders in the letters of transmittal, will be exchanged through book-entry electronic transfer for the global note(s). Upon issuance, the global notes will be deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

     All interests in the global notes may be subject to the procedures and requirements of DTC and its direct and indirect participants, which are called DTC participants, and procedures of Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," and Clearstream Banking, societe anonyme, which were refer to as "Clearstream."

     Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

     - upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated with an interest in the global notes; and

     - ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Beneficial interests in one global note may generally be exchanged for interests in another global note.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York State Banking Law;

     -  a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have notes represented by the global note registered in their names;

     - will not receive or be entitled to receive physical, certificated notes; and

     - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

     - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

     -  certain other events provided in the indenture should occur.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of an exchange note acquired pursuant to the exchange offer. For purposes of this discussion, a "U.S. Holder" means a beneficial owner of an exchange note that for U.S. federal income tax purposes is either:

     -  a citizen or resident alien of the United States;

     - a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or
        (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     A "non-U.S. Holder" means a beneficial owner of an exchange note that, for U.S. federal income tax purposes, is a nonresident alien, corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

     This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change (perhaps retroactively), and is for general purposes only. This summary addresses only holders who hold the exchange notes as capital assets and does not represent a detailed description of the U.S. federal income tax consequences to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences to holders that are subject to special treatment under the U.S. federal income tax laws, such as taxpayers subject to the alternative minimum tax, expatriates, financial institutions, partnerships or other pass-through entities, individual retirement and other tax deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding exchange notes as a hedge or hedged against currency risk, as a position in a straddle, and U.S. holders whose functional currency is other than the U.S. dollar. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. If a partnership (including, for this purpose, any other entity, either foreign and domestic, treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner as a beneficial owner of a note generally will depend upon the status of the partner and activities of the partnership. Foreign partnerships are generally subject to special tax documentation requirements. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

     YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU RESULTING FROM YOUR OWNERSHIP OF THE EXCHANGE NOTES, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

THE EXCHANGE OFFER

     The exchange of your old notes for exchange notes pursuant to the terms of the exchange offer should not be a taxable event for U.S. federal income tax purposes. Consequently, your initial tax basis in an exchange note should be equal to your adjusted tax basis in the old note at the time of the exchange of such old note for the exchange note. In addition, your holding period for an exchange note should include your holding period for the old note exchanged for such exchange note.

U.S. FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS

     Stated interest. Except as set forth below, a U.S. Holder of an exchange note will have ordinary interest income equal to the amount of interest paid or accrued on an exchange note, realized in accordance with the holder's regular method of tax accounting for U.S. federal income tax purposes. The exchange notes will not be treated as issued with original issue discount ("OID").

     Dispositions. Generally, a sale, exchange, redemption or other disposition of an exchange note will result in capital gain or loss equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis for determining gain or loss on the disposition of a exchange note generally will equal the purchase price of the old note exchanged for such exchange note, reduced by amortizable bond premium to reduce interest on the old note. Such gain or loss will be long-term capital gain or loss if the exchange note is held for more than one year.

NON-U.S. HOLDERS

     U.S. federal withholding tax. The United States generally imposes a 30 percent withholding tax on payments of interest to non-U.S. persons. The 30 percent (or lower applicable treaty rate) U.S. federal withholding tax will not apply to a non-U.S. Holder in respect of any payment of principal or interest on an exchange note or a particular series of notes that is not effectively connected with the conduct of a U.S. trade or business conducted by such non-U.S. Holder provided that such holder:

     - does not actually (or constructively) own ten percent or more of all classes of our voting stock within the meaning of the Code and U.S. Treasury regulations;

     -  is not a controlled foreign corporation that is related to us;

     - is not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Code; and

     - (a) provides identifying information (i.e. name and address) to us on the applicable IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such holder is not a U.S. person or (b) a financial institution holding the exchange notes on behalf of such holder certifies, under penalty of perjury, that it has received the applicable IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

     If a non-U.S. Holder cannot satisfy the requirements described above, payments of premium and interest made to such holder will be subject to the 30 percent U.S. federal withholding tax, unless such holder provides us with a properly executed (i) applicable IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such holder's conduct of a trade or business in the United States.

     The 30 percent U.S. federal withholding tax will not apply to any gain or income realized on the sale, exchange, retirement or other disposition of an exchange note by a non-U.S. Holder who is not engaged in the conduct of a U.S. trade or business.

     U.S. federal income tax. If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business (although exempt from the 30 percent U.S. withholding tax), such holder may, subject to any applicable tax treaty, be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if such holder were a U.S. person as defined under the Code. In addition, if a non-U.S. Holder is a foreign corporation (or other entity treated as a corporation for U.S. federal income tax purposes), it may be subject to a branch profits tax equal to 30 percent (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States. For this purpose, effectively connected interest on exchange notes will be included in earnings and profits.

     Any gain realized on the disposition of an exchange note by a non-U.S. Holder generally will not be subject to U.S. federal income tax, provided that
(1) such gain is effectively connected with the conduct of a trade or business in the United States (by such holder, in which case if such non-U.S. Holder is a corporation, a 30 percent (or lower applicable treaty rate) branch profits tax may also apply, or (2) such holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements apply to interest paid to, and to the proceeds of a sale or other disposition of an exchange note by, certain U.S. Holders. In addition, back-up withholding applies to a non-corporate U.S. Holder unless such holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding generally does not apply to payments made to certain exempt U.S. persons, such as corporations and tax-exempt organizations.

     In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the statement described above under "-- Non-U.S. Holders -- U.S. federal withholding tax."

     Payments of the proceeds of a sale or other disposition of the exchange notes made to or through a foreign office of a foreign, non-U.S. related financial intermediaries will not be subject to information reporting or backup withholding. In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of an exchange note within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above under "-- Non-U.S. Holders -- U.S. Federal Withholding Tax" and does not have actual knowledge or reason to know that such holder is a U.S. person, as defined under the Code, or such holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's U.S. federal income tax liability provided the required information is furnished by such holder to the IRS.

                              PLAN OF DISTRIBUTION

     Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The exchange notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for the exchange notes to be quoted on any quotation system. We cannot assure you that a liquid trading market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable.

                                 LEGAL MATTERS

     Legal matters regarding the notes offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. Mayer, Brown, Rowe & Maw LLP has in the past represented and continues to represent us in various matters.

                                    EXPERTS

     The consolidated financial statements, the related consolidated financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Commission's public reference room at 450 Fifth Street, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     We have filed a registration statement on Form S-4 to register with the Commission the exchange notes offered hereby to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

     We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes offered hereby remains outstanding, we will furnish to the trustee and the holders of the notes and, upon written request, to securities analysts and prospective investors, and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the Commission. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any holder of the notes or prospective purchaser of the notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

     We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

                           INCORPORATION BY REFERENCE

     We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Securities Exchange Act of 1934. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     - information that is considered to be filed with, as opposed to furnished to, the Commission pursuant to our Current Reports on Form 8-K submitted to the Commission on January 13, 2005, January 21, 2005, February 4, 2005, February 24, 2005 and March 11, 2005; and

     - items filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or subsequent to the date of this offering memorandum and before termination of this offering.

     Any information incorporated by reference is considered to be part of this prospectus, and any information that we file with the Commission subsequent to the filing of the incorporated material or the date of this prospectus will automatically update and, if applicable, supercede the incorporated information and this prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

    We present herein an unaudited pro forma consolidated statement of income for the year ended December 31, 2004, that shows the effect of the issuance of $500 million principal amount of old notes and the use of the net proceeds therefrom, together with cash on hand, to redeem our then outstanding 11 5/8 percent senior subordinated notes.

    We have prepared the unaudited pro forma consolidated statement of income as if we completed these transactions as of January 1, 2004. The unaudited pro forma consolidated financial statement for this period is not necessarily indicative of the results that would have actually occurred if these transactions had been consummated as of January 1, 2004, or results which may be attained in the future. We have excluded our balance sheet as of December 31, 2004 as the effects of the issuance of the $500 million notes and the use of the net proceeds to redeem our outstanding 11 5/8 percent notes have already been incorporated.

    The pro forma adjustments, as described in the notes to these unaudited pro forma consolidated financial statements, are based upon available information and upon certain assumptions that we believe are reasonable. We have excluded from the unaudited pro forma consolidated financial statements the impact on interest expense related to the interest rate swaps entered into in April 2004 for periods prior thereto.

    You should read this pro forma financial statement in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report filed on Form 10-K for the year ended December 31, 2004, incorporated by reference herein, and our consolidated financial statements included in that Form 10-K.

                            TENNECO AUTOMOTIVE INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                      TENNECO                           TENNECO
                                                  AUTOMOTIVE INC.     PRO FORMA     AUTOMOTIVE INC.
         YEAR ENDED DECEMBER 31, 2004               AS REPORTED      ADJUSTMENTS       PRO FORMA
         ----------------------------             ---------------    -----------    ---------------
                                                        (DOLLARS IN MILLIONS EXCEPT SHARE AND
                                                                 PER SHARE AMOUNTS)
REVENUES
   Net sales and operating revenues...........      $     4,213         $ --          $     4,213
                                                    -----------         ----          -----------
COSTS AND EXPENSES
   Cost of Sales (exclusive of depreciation
      shown below)............................            3,371           --                3,371
   Engineering, research, and development.....               76           --                   76
   Selling, general, and administrative.......              417           --                  417
   Depreciation and amortization of other
      intangibles.............................              177           --                  177
                                                    -----------         ----          -----------
                                                          4,041           --                4,041
OTHER INCOME (EXPENSE)
   Gain on sale of assets.....................                1           --                    1
   Loss on sale of receivables................               (1)          --                   (1)
   Other income (expense).....................               (1)          --                   (1)
                                                    -----------         ----          -----------
                                                             (1)          --                   (1)
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES,
   AND MINORITY INTEREST......................              171           --                  171
   Interest expense (net of interest
      capitalized)(5)(6)......................              179          (15)(1)              164
   Income tax expense (benefit)...............              (25)           6(1)               (19)
   Minority interest..........................                4                                 4
                                                    -----------         ----          -----------
NET INCOME....................................      $        13         $  9          $        22
                                                    -----------         ----          -----------
EARNINGS PER SHARE
   Average shares of common stock
      outstanding --
      Basic...................................       41,534,810                        41,534,810
      Diluted.................................       44,180,460                        44,180,460
   Earnings per share of common stock --
      Basic...................................      $      0.33                       $      0.54
                                                    -----------                       -----------
      Diluted.................................      $      0.31                       $      0.51
                                                    -----------                       -----------

    See the accompanying notes to unaudited pro forma consolidated financial statement.

    (1) To reflect the adjustment to interest expense for our retirement of the outstanding 11 5/8 percent senior subordinated notes. The interest expense adjustment is tax effected at an estimated tax rate of 40 percent.

    The following shows the components of this adjustment:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 2004
                                                               -----------------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
Interest expense on the new borrowings (2)..................         $ 43
Lower interest expense on debt paid down (3)................          (58)
Amortization of issue cost (4)..............................           --
                                                                     ----
Adjustment to interest expense..............................         $(15)
                                                                     ====

    (2) Total additional interest expense on the new senior subordinated notes issued in November 2004 is calculated based on the new $500 million senior subordinated notes due 2014 at an annual interest rate of 8.625 percent.

    (3) Reduction in interest expense was as a result of the redemption of the $500 million of senior subordinated notes outstanding prior to November 2004. For these outstanding senior subordinated notes, the annual interest rate was
11.625 percent.

    (4) Represents additional amortization expense for newly capitalized debt issue costs, less the reduction in the amortization expense of prior capitalized debt issue costs due to the writeoff of these prior costs through our issuance of new senior subordinated notes and retirement of the outstanding senior subordinated notes. The new debt issue costs are amortized over the terms of the new senior subordinated notes (10 years). For the year ended December 31, 2004, the net benefit received from the reduction in the amortization expense of prior capitalized debt issue costs offsets the additional amortization expense for newly capitalized debt issue costs that we will incur as a result of issuing the new senior subordinated notes.

    (5) In April 2004, we entered into three separate fixed-to-floating interest rate swaps with two separate financial institutions. These agreements swapped an aggregate of $150 million of fixed interest rate debt at a per annum rate of 10 1/4 percent to floating interest rate debt at a per annum rate of LIBOR plus a spread of 5.68 percent. In accordance with the Commission's preparation requirements for pro forma financial statements, the income statement effects of these swaps are excluded from the unaudited pro forma consolidated statements of income. Quarterly interest expense savings of the swaps based on the LIBOR as determined under the agreements of 1.86 percent (which rate was in effect until January 15, 2005) would be approximately $1 million and are not reflected in the pro forma financial information for periods prior to April 2004.

    (6) Includes $29 million or 5.813% price premium over par on the redeemed 11 5/8 percent senior subordinated notes and the write-off of approximately $8 million of deferred debt issuance costs associated with the 11 5/8 percent notes.

                           (TENNECO AUTOMOTIVE LOGO)

--------------------------------------------------------------------------------

     Until           , 2005, all dealers that, buy, sell or trade the exchange
notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The restated certificate of incorporation of Tenneco Automotive Inc. ("Tenneco") provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation law ("DGCL"). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to Tenneco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

     While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco's certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director's breach of his or her duty of care. The provisions of Tenneco's certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

     Tenneco's by-laws include the following provisions:

     "Section 14.

          (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

          (2) The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
     Section 14 or otherwise.

          (3) If a claim for indemnification or payment of expenses under this
     Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

          (4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the 222 Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

          (5) The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

          (6) Any repeal or modification of the foregoing provisions of this
     Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

          (7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action."

     In addition, several of Tenneco's directors have entered into separate contractual indemnity arrangements with Tenneco. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above.

     Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

     The by-laws of Tenneco Automotive Operating Company Inc. ("TAOC"), Clevite Industries Inc. ("Clevite"), Tenneco Global Holdings Inc. ("Global"), Tenneco International Holding Corp. ("TIHC") and TMC Texas Inc. ("TMC") provide that TAOC, Clevite, Global, TIHC and TMC Texas shall indemnify their directors and officers to the maximum extent permitted from time to time by the DGCL. The by-laws of The Pullman Company ("Pullman") provide that Pullman shall indemnify its directors and officers if they acted in good faith and in a manner reasonably believed to be in the best interests of Pullman, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. Such indemnification includes expenses and attorneys' fees incurred in connection with any claim. Expenses (including attorneys' fees) are to be paid by Pullman in advance of the final disposition of any action upon receipt of an undertaking by or on behalf of any director or officer to repay the advanced amount if it is determined that such officer or director is not entitled to be indemnified. The certificates of incorporation of Clevite, Pullman & TIHC have provisions limiting the personal liability of their directors to the corporation similar to that discussed above for Tenneco.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    3.1(a)  Restated Certificate of Incorporation of Tenneco Automotive
            Inc., dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(a) of Tenneco Automotive Inc.'s
            Annual Report on Form 10-K for the year ended December 31,
            1997, File No. 1-12387).
    3.1(b)  Certificate of Amendment, dated December 11, 1996
            (incorporated herein by reference from Exhibit 3.1(c) of Tenneco Automotive Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
    3.1(c)  Certificate of Ownership and Merger, dated July 8, 1997
            (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
    3.1(d)  Certificate of Designation of Series B Junior Participating
            Preferred Stock dated September 9, 1998 (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive
            Inc.'s Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1998, File No. 1-12387).
    3.1(e)  Certificate of Elimination of the Series A Participating
            Junior Preferred Stock of Tenneco Automotive Inc. dated
            September 11, 1998 (incorporated herein by reference from Exhibit 3.1(e) of Tenneco Automotive Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File
            No. 1-12387).
    3.1(f)  Certificate of Amendment to Restated Certificate of
            Incorporation of Tenneco Automotive Inc., dated November 5,
            1999 (incorporated herein by reference from Exhibit 3.1(f) of Tenneco Automotive Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
    3.1(g)  Certificate of Amendment to Restated Certificate of
            Incorporation of Tenneco Automotive Inc., dated November 5,
            1999 (incorporated herein by reference from Exhibit 3.1(g) of Tenneco Automotive Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
    3.1(h)  Certificate of Ownership and Merger merging Tenneco
            Automotive Merger Sub Inc. with and into Tenneco Automotive
            Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(h) of Tenneco Automotive Inc.'s
            Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1999, File No. 1-12387).
    3.1(i)  Certificate of Amendment to Restated Certificate of
            Incorporation of Tenneco Automotive Inc. dated May 9, 2000
            (incorporated herein by reference from Exhibit 3.1(i) of Tenneco Automotive Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-12387).
    3.2     By-laws of Tenneco Automotive Inc., as amended March 14,
            2000 (incorporated herein by reference from Exhibit 3.2(a) of Tenneco Automotive Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-12387).
    3.3     Certificate of Incorporation of Tenneco Global Holdings Inc.
            ("Global"), as amended (incorporated herein by reference to Exhibit 3.3 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).
    3.4 By-laws of Global (incorporated herein by reference to Exhibit 3.4 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).
    3.5     Certificate of Incorporation of TMC Texas Inc. ("TMC")
            (incorporated herein by reference to Exhibit 3.5 to Tenneco
            Automotive Inc.'s Registration Statement on Form S-4, Reg.
            No. 333-93757).
    3.6     By-laws of TMC (incorporated herein by reference to Exhibit
            3.6 to Tenneco Automotive Inc.'s Registration Statement on
            Form S-4, Reg. No. 333-93757).
    3.7     Amended and Restate Certificate of Incorporation of Tenneco
            International Holding Corp. ("TIHC") (incorporated herein by reference to Exhibit 3.7 to Tenneco Automotive Inc.'s
            Registration Statement on Form S-4, Reg. No. 333-93757).
    3.8 Amended and Restated By-laws of TIHC (incorporated herein by reference to Exhibit 3.8 to Tenneco Automotive Inc.'s
            Registration Statement on Form S-4, Reg. No. 333-93757).
    3.9     Amended and Restated Certificate of Incorporation of the
            Pullman Company ("Pullman") (incorporated herein by reference to Exhibit 3.11 to Tenneco Automotive Inc.'s
            Registration Statement on Form S-4, Reg. No. 333-93757).
    3.10 By-laws of Pullman (incorporated herein by reference to Exhibit 3.12 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).

    3.11    Certificate of Incorporation of Clevite Industries Inc.
            ("Clevite"), as amended (incorporated herein by reference to
            Exhibit 3.9 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).
    3.12    By-laws of Clevite (incorporated herein by reference to
            Exhibit 3.10 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).
    3.13    Certificate of Incorporation of Tenneco Automotive Operating
            Company Inc. ("TAOC") incorporated herein by reference to
            Exhibit 3.13 to Tenneco Automotive Inc.'s Registration
            Statement on Form S-4, Reg. No. 333-93757).
    3.14    By-laws of TAOC (incorporated herein by reference to Exhibit
            3.14 to Tenneco Automotive Inc.'s Registration Statement on
            Form S-4, Reg. No. 333-93757).
    4.1     Indenture, dated as of November 19, 2004, among Tenneco
            Automotive Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, including as
            exhibits thereto, the forms of 8 5/8% Senior Subordinated
            Notes due 2014 (incorporated herein by reference to Exhibit
            99.1 to Tenneco Automotive Inc.'s Current Report on Form 8-K
            dated November 19, 2004, File No. 1-12387).
   *4.2     Registration Rights Agreement, dated as of November 19,
            2004, among Tenneco Automotive Inc., the guarantors party
            thereto and the initial purchasers party thereto.
   *4.3     Supplemental Indenture, dated as of March 28, 2005, among
            Tenneco Automotive Inc., the Guarantors party thereto and
            The Bank of New York Trust Company, N.A., as trustee.
   *5.1     Opinion of Mayer, Brown, Rowe & Maw LLP.
   12.1     Statement of Computation of Ratio of Earnings to Fixed
            Charges (incorporated herein by reference from Exhibit 12 of
            Tenneco Automotive Inc.'s Annual Report on Form 10-K for the
            year ended December 31, 2004, File No. 1-12387).
   15       None
  *23.1     Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit
            5.1).
  *23.2     Consent of Deloitte & Touche LLP.
  *24.1     Powers of Attorney.
  *25.1     Statement of Eligibility and Qualification under the Trust
            Indenture Act of 1939 of The Bank of New York Trust Company,
            N.A.
  *99.1     Form of Letter of Transmittal.
  *99.2     Form of Notice of Guaranteed Delivery.
  *99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and Other Nominees.
  *99.4     Form of Letter to Beneficial Holders.

---------------

* Filed herewith

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities begin registered which remain unsold at the termination of the offering.

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (6) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          TENNECO AUTOMOTIVE INC.

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                            Chairman of the Board of Directors,
                                                President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                   Chairman of the Board of Directors,
 ------------------------------------------------          President and Chief Executive Officer
                 Mark P. Frissora                              (Principal Executive Officer)


                        *                            Senior Vice President and Chief Financial Officer
 ------------------------------------------------              (Principal Financial Officer)
               Kenneth R. Trammell


                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.


                        *                                                 Director
 ------------------------------------------------
                 Charles W. Cramb


              /s/ TIMOTHY R. DONOVAN                                      Director
 ------------------------------------------------
                Timothy R. Donovan


                        *                                                 Director
 ------------------------------------------------
               M. Kathryn Eickhoff


                        *                                                 Director
 ------------------------------------------------
                 Frank E. Macher


                        *                                                 Director
 ------------------------------------------------
               David B. Price, Jr.


                        *                                                 Director
 ------------------------------------------------
                 Roger B. Porter


                        *                                                 Director
 ------------------------------------------------
               Dennis G. Severance

                        SIGNATURE                                         POSITION
                        ---------                                         --------


                        *                                                 Director
 ------------------------------------------------
                  Paul T. Stecko


                        *                                                 Director
 ------------------------------------------------
                  Jane L. Warner


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          TENNECO AUTOMOTIVE OPERATING
                                          COMPANY INC.

                                          BY:                  *
                                            ------------------------------------
                                                      MARK P. FRISSORA
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                          President and Director
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                            Senior Vice President and Chief Financial Officer
 ------------------------------------------------              (Principal Financial Officer)
               Kenneth R. Trammell


                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          CLEVITE INDUSTRIES INC.

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                          President and Director
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                                Vice President and Chief Financial Officer
 ------------------------------------------------              (Principal Financial Officer)
               Kenneth R. Trammell


                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          THE PULLMAN COMPANY

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                          President and Director
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                                Vice President and Chief Financial Officer
 ------------------------------------------------              (Principal Financial Officer)
               Kenneth R. Trammell

                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          TENNECO GLOBAL HOLDINGS INC.

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                                President
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                              Vice President and Chief Financial Officer and
 ------------------------------------------------                         Director
               Kenneth R. Trammell                            (Principal Financial Officer and
                                                               Principal Accounting Officer)


              /s/ TIMOTHY R. DONOVAN                                      Director
 ------------------------------------------------
                Timothy R. Donovan


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          TENNECO INTERNATIONAL HOLDING CORP.

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                          President and Director
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                              Vice President and Chief Financial Officer and
 ------------------------------------------------                         Director
               Kenneth R. Trammell                             (Principal Financial Officer)


                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.

              /s/ TIMOTHY R. DONOVAN                                      Director
 ------------------------------------------------
                Timothy R. Donovan


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 1st day of April, 2005.

                                          TMC TEXAS INC.

                                          By:                  *
                                            ------------------------------------
                                                      Mark P. Frissora
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of April, 2005.

                        SIGNATURE                                         POSITION
                        ---------                                         --------
                        *                                          President and Director
 ------------------------------------------------              (Principal Executive Officer)
                 Mark P. Frissora


                        *                                Vice President and Chief Financial Officer
 ------------------------------------------------              (Principal Financial Officer)
               Kenneth R. Trammell


                        *                                      Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
              James A. Perkins, Jr.


              /s/ TIMOTHY R. DONOVAN                                      Director
 ------------------------------------------------
                Timothy R. Donovan


 *By:             /s/ TIMOTHY R. DONOVAN
        ------------------------------------------
                    Timothy R. Donovan
                     Attorney-in-Fact